Exhibit 99.7

$125,000,000
CREDIT AGREEMENT
dated as of January 13, 2009,
among
TRONOX INCORPORATED, a Debtor and Debtor in Possession,
TRONOX WORLDWIDE LLC, a Debtor and a Debtor in Possession,
THE LENDERS PARTY HERETO,
CREDIT SUISSE,
as Administrative Agent,
and
JPMORGAN CHASE BANK, N.A.
as Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC
as Sole Bookrunner and Sole Lead Arranger

[CS&M Ref. No. 5865-662]

(continued)

(continued)

(continued)

(continued)
SCHEDULES

Schedule 1.01(a)	—	Existing Letters of Credit
Schedule 1.01(b)	—	Permitted Pre-petition Payments
Schedule 2.01	—	Lenders and Commitments
Schedule 3.08	—	Subsidiaries
Schedule 3.09	—	Litigation
Schedule 3.18	—	Insurance
Schedule 3.22(a)	—	Owned Real Property
Schedule 3.22(b)	—	Leased Real Property
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.05	—	Saleable Real Property
Schedule 6.07	—	Transactions with Affiliates
EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Cash Management Order
Exhibit E	—	Form of Guarantee and Collateral Agreement
Exhibit F	—	Form of Interim Order

v

     CREDIT AGREEMENT (this “Agreement”) dated as of January [•], 2009, among TRONOX INCORPORATED, a Delaware corporation (“Holdings”), as a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below), TRONOX WORLDWIDE LLC, a Delaware limited liability company (the “Borrower”), as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, the LENDERS (as defined in Article I), CREDIT SUISSE, as Administrative Agent, and JPMORGAN CHASE BANK, N.A. as Collateral Agent.
          WHEREAS, on January [•], 2009 (the “Petition Date”), Holdings, the Borrower and certain other Subsidiaries each filed a voluntary petition for relief (collectively, the “Bankruptcy Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, Holdings, the Borrower and such other Subsidiaries are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, Holdings and the Borrower have requested that the Lenders provide a secured super-priority credit facility of $125,000,000 in order to, among other purposes, fund the continued operation of Holdings’, the Borrower’s and such other Subsidiaries’ businesses as debtors and debtors in possession under the Bankruptcy Code;
          WHEREAS, the Lenders are willing to make available to the Borrower such credit facility upon the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account” shall have the meaning assigned to such term in the New York Uniform Commercial Code and shall also include any right to payment for goods sold or leased, or for services rendered, whether or not earned by performance.

          “Account Debtor” means any Person that is, or may be, obligated to any Loan Party under, with respect to or on account of an Account.
          “Adequate Protection” means the adequate protection as set forth in the Orders, in form and substance satisfactory to the Administrative Agent, for the Pre-petition Agent and the Pre-petition Lenders including, among other things, (a) replacement Liens on the Collateral that are immediately junior to the Liens securing the Obligations and senior to the Liens securing the Pre-petition Indebtedness; (b) superpriority administrative claims under Section 507(b) of the Bankruptcy Code that are immediately junior to the Superpriority Claims of the Agents and the Lenders and senior to the Pre-petition Indebtedness; (c) the payment of the reasonable fees and out-of-pocket expenses incurred by the Pre-petition Agent (except that fees and expenses for the Pre-petition Agent’s professionals shall be limited to reasonable fees of one lead counsel in each relevant jurisdiction and one financial consultant) and the continuation of the payment on a current basis of the administration fees that are provided for under the Pre-petition Credit Agreement (or any related fee letter) and (d) the payment in cash on a monthly basis of current interest at the Adjusted LIBO Rate plus 4.50% on amounts outstanding under the Pre-petition Credit Agreement; provided that the LIBO Rate shall at no time be less than 2.50%
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserves.
          “Administrative Agent” means Credit Suisse, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests having ordinary voting power for the election of directors of the Person specified.
          “Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
          “Agents” means the Administrative Agent and the Collateral Agent.
          “Aggregate Revolving Exposure” means the aggregate amount of the Lenders’ Revolving Exposures.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 am (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) on such day; provided further that notwithstanding the foregoing, at no time shall the Alternate Base Rate be less than 3.5%. If the Administrative Agent shall have determined (which determination shall be conclusive absent demonstrable error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.
          “Applicable Percentage” means 9.50% per annum.
          “Arranger” means Credit Suisse Securities (USA) LLC.
          “Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of the Subsidiaries of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
          “Availability Amount” means, at any time, an amount equal to (a) the lesser of (i) the Total Commitment at such time and (i) the Borrowing Base in effect at such time minus (b) the Aggregate Revolving Exposure at such time.
          “Bailee Letter” means a written agreement reasonably satisfactory to the Collateral Agent, pursuant to which a bailee of Inventory of any Loan Party agrees to hold such Inventory for the benefit of the Collateral Agent, to waive or subordinate its rights and claims as bailee in such Inventory, including warehouseman’s liens, processor’s liens, rights of levy and distraint for rent, grant access to the Collateral Agent for the repossession and sale of such Inventory and make other agreements relevant thereto.

          “Bankruptcy Cases” shall have the meaning assigned to such term in the recitals hereto.
          “Bankruptcy Code” means Title 11, United States Code, as amended from time to time.
          “Bankruptcy Court” shall have the meaning assigned to such term in the recitals to this Agreement; provided, however, that “Bankruptcy Court” shall also mean any other court having competent jurisdiction over the Bankruptcy Cases.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
          “Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication, of (a) 85% of the Net Amount of Eligible Accounts Receivable minus Reserves taken in respect of Eligible Accounts Receivable, plus (b) the lesser of (i) 65% of the lesser of the original cost or market value of Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory, in each case, minus Reserves taken in respect of Eligible Inventory, plus (c) L/C Exposure in respect of outstanding Letters of Credit to the extent secured by cash collateral in the Letter of Credit Account and in each case minus (d) all other Reserves, without duplication, which the Agents deem necessary to maintain in the exercise of their commercially reasonable judgment, including rent reserves, reserves against Specified Hedge Agreements (calculated on a mark-to-market basis) and Specified Cash Management Agreements included in the Obligations, dilution reserves and reserves in respect of the Carve-Out; provided that, until the Borrowing Base Condition has been satisfied, the Borrowing Base shall be deemed to be $85,000,000. Following satisfaction of the Borrowing Base Condition, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agents pursuant to this Agreement (absent any error therein), except that any change in Reserves shall take effect as provided in the definition of “Reserves”.
          Any determination by the Agents in respect of the Borrowing Base shall be based on the Agents’ commercially reasonable judgment exercised in good faith. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts Receivable and Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lower of cost or market value” and Net Amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory may have the effect of reducing the Borrowing Base.

          “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B (with such changes therein as may be reasonably required by the Agents, to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer of the Borrower, which certificate shall include appropriate exhibits, schedules, supporting documentation and reports as reasonably requested by either Agent.
          “Borrowing Base Condition” means (a) receipt by the Agents of a final field audit and appraisal report relating to the Accounts and Inventory of the Loan Parties, in form and substance reasonably satisfactory to the Agents, and (b) receipt by the Agents of a Borrowing Base Certificate, after satisfaction of the requirements of clause (a) above, reasonably satisfactory in form and substance to the Agents.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks generally are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any Person for any period, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by such Person and its consolidated subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditures to the extent Holdings or any of its Subsidiaries has received reimbursement in cash (without any obligation to repay such reimbursement) from a third party other than Holdings or one or more of its Subsidiaries and (iii) like-kind exchanges or trade-ins of assets of the Loan Parties in the ordinary course of business, so long as such exchange or trade-in is made for fair market value, and for a substantially similar asset.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Carve-Out” means (i) the unpaid fees due and payable to the Clerk of the Bankruptcy Court and the Office of the United States Trustee pursuant to 28 U.S.C. § 1930; (ii) in the event of the occurrence and during the continuance of an Event of Default, the payment of allowed and unpaid professional fees and disbursements incurred by Holdings, the Borrower and its Subsidiary Guarantors and any statutory committee appointed in the Bankruptcy Cases (other than any such fees and disbursements incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Pre-petition Agent or the Pre-petition Lenders) after the first Business Day following delivery by the Administrative Agent of a Carve-Out Trigger Notice, in an aggregate amount not in excess of the Carve-Out Cap; and (iii) all unpaid professional fees and disbursements incurred by Holdings, the Borrower and its Subsidiary Guarantors and any statutory committee appointed in the Bankruptcy Cases, in each case, incurred or accrued on or prior to the first Business Day following delivery by the Administrative Agent of a Carve-Out Trigger Notice, in each case to the extent allowed by the Bankruptcy Court at any time prior to or after such date; provided that notwithstanding the foregoing, prior to delivery of a Carve-Out Trigger Notice, the payment by the Borrower and the Guarantors of the compensation and reimbursement of expenses allowed and payable under 11 U.S.C. §§ 330 and 331 shall not reduce the Carve-Out.
          “Carve-Out Cap” means $5,000,000.
          “Carve-Out Trigger Notice” means a written notice delivered by the Administrative Agent to the Borrower and its counsel, the United States Trustee and lead counsel to the statutory committee appointed in the Bankruptcy Cases, which notice may be delivered following the occurrence and during the continuation of an Event of Default, stating that the Carve-Out Cap has been invoked, and, simultaneously therewith, an amount equal to the Carve-Out Cap shall be funded by the Lenders into a segregated account in accordance with the provisions of the Orders.
          “Cash Collection Triggering Event” means an Event of Default or, after entry of the Final Order and satisfaction of the Borrowing Base Condition, a Liquidity Event.
          “Cash Flow Forecasts” collectively means the 13-week cash flow forecasts prepared each week by the Borrower in form and with detail substantially similar to the 13-week cash flow forecast delivered to Credit Suisse in November, 2008, which shall reflect the Borrower’s good faith projection of all cash receipts and disbursements in connection with the operation of its business for the next 13-week period.
          “Cash Management Order” means that certain order issued by the Bankruptcy Court in substantially the form of Exhibit D (Form of Cash Management Order) and otherwise in form and substance reasonably satisfactory to the Agents.
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Chapter 11 Plan” means a Chapter 11 plan in any of the Bankruptcy Cases.
          “Charges” shall have the meaning set forth in Section 9.16.
          “Chief Restructuring Officer” has the meaning assigned to such term in Section 5.18.
          “Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08), which date shall occur promptly upon entry of the Interim Order, but in any event not later than five days following the entry of the Interim Order.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents or an Order as security for the Obligations.
          “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders and the other Secured Parties hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
          “Collateral and Guarantee Requirement” means, at any time, the requirement that:
     (a) the Collateral Agent shall have received from Holdings, the Borrower and each other Designated Subsidiary either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (a) and (c) of Section 4.01 with respect to such Designated Subsidiary to the extent applicable;
     (b) all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement (provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary), and the Collateral Agent shall, to the extent required by the Guarantee and Collateral Agreement, have received certificates or other instruments representing all such Equity Interests issued after the Petition Date, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
     (c) all Indebtedness of Holdings, the Borrower and each other Subsidiary that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such promissory notes issued after the Petition Date, together with undated instruments of transfer with respect thereto endorsed in blank;
     (d) all documents and instruments, including Uniform Commercial Code financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and the Orders and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
     (e) within 30 days after the Closing Date (which 30-day period may be extended by the Agents, in their discretion, for up to 15 additional days) the requirements of the Guarantee and Collateral Agreement relating to the concentration and application of collections on Accounts shall have been satisfied; and
     (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it (after giving effect to the Orders) in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
          The foregoing definition shall not require the creation or perfection of pledges of or security interests in (i) any asset on which a Lien is prohibited by effective (after giving effect to the applicable provisions of the Bankruptcy Code) contractual obligations of the Loan Parties existing on or prior to the Closing Date to the extent enforceable under the circumstances and (ii) particular assets of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if, and for so long as the Agents, in consultation with Holdings and the Borrower, determine that the cost of creating or perfecting such pledges or security interests in such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Agents may grant extensions of time for the creation and perfection of security interests in particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. The provisions of this paragraph shall not be construed to result in the failure to perfect any security interest otherwise perfected pursuant to an Order.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
          “Consolidated EBITDAR” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations) and the interest expense that would be imputed for such period in respect of Synthetic Leases of Holdings and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any noncash charges for such period (excluding any additions to bad debt reserves or bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period), including (A) write-downs of property, plant and equipment and other assets, (B) impairment of intangible assets, (C) loss resulting from cumulative effect of change in accounting principle, (D) compensation charges arising from stock options, restricted stock grants or other equity-incentive programs, (E) loss on sale of accounts receivable under asset securitization or factoring programs (to the extent comparable to interest expense) in an aggregate amount not to exceed $500,000 during the 12-month period following the Closing Date and $50,000 during the period thereafter, (F) net foreign currency translation gains or losses on Indebtedness owing between Holdings, the Borrower and its Subsidiaries and (G) pension and post-retirement costs and accretion expenses, (v) Restructuring Costs in an aggregate amount not to exceed $42,000,000 during any period of four consecutive fiscal quarters, (vi) fees and expenses incurred in connection with the negotiation, execution and delivery of the Loan Documents and establishment of the credit facility hereunder, (vii) any nonrecurring costs or expenses incurred in connection with any Asset Sale that is not in the ordinary course of business and permitted under Section 6.05, (viii) business interruption or similar insurance proceeds received by Holdings or any of its Subsidiaries, (ix) provision for environmental restoration and remediation (net of reimbursements) for continuing operations to the extent representing an accrual of or a reserve for future cash expenses, (x) provision for losses from and expenses in respect of discontinued operations to the extent representing an accrual of or a reserve for future cash expenses, (xi) provision for asset retirement obligations to the extent representing an accrual of or a reserve for future cash expenses, (xii) any extraordinary expenses or losses and (xiii) any unusual or non-recurring expenses or losses in an aggregate amount (for all periods) not to exceed $5,000,000 and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP, (ii) cash payments in respect of environmental restoration and remediation (net of reimbursements) for continuing operations to the extent exceeding $20,000,000 for the period from the Closing Date through the end of the fiscal year ending December 31, 2009 and $2,100,000 for the period from January 1, 2010 through the Maturity Date, (iii) cash payments in respect of discontinued operations (excluding environmental expenses in respect of such discontinued operations) to the extent exceeding $7,500,000 for the period from the Closing Date through the end of the fiscal year ending December 31, 2009 and $622,000 for the period from January 1, 2010 through the Maturity Date and (iv) noncash items of income for such period (other than any noncash item of income (A) in respect of which cash was received in a prior period or (B) that represents the reversal of any accrual for anticipated cash charges in any prior period), provided that any cash received with respect to any noncash items of income (other than any extraordinary gains) for any prior period shall be added in computing Consolidated EBITDAR for the period in which such cash is received; provided further that Consolidated EBITDAR shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any Asset Sale, by Holdings or any of its consolidated Subsidiaries, other than dispositions of inventory and other Asset Sales in the ordinary course of business.
          “Consolidated Net Income” means, for any period, the net income or loss of Holdings and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than Holdings) that is not a consolidated Subsidiary, except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Holdings, the Borrower or, subject to clauses (b) and (c) below, any other consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than a Loan Party) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived and (c) the income of, and any amounts referred to in clause (a) above paid to, any consolidated

Subsidiary that is not wholly owned by Holdings to the extent such income or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.
          “Credit Facilities” means the revolving credit and letter of credit facilities provided for by this Agreement.
          “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.
          “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          “Designated Subsidiary” means each Subsidiary that is a Domestic Subsidiary.

          “Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Eligible Accounts Receivable” means Accounts of the Borrower and the Subsidiary Guarantors subject to the Lien of the Security Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; provided, however, that, subject to the ability of the Agents to establish other criteria of ineligibility in their commercially reasonable judgment or modify the criteria established below (in each case following not less than five days notice (of which at least three shall be Business Days) in the case of any such establishment or modification as a result of which the Borrower would be required to make a prepayment pursuant to Section 2.13 or two days notice in any other case) unless otherwise approved by the Agents in their commercially reasonable judgment, none of the following classes of Accounts shall be Eligible Accounts Receivable:
     (a) Accounts to the extent that they (i) do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business, (ii) are not evidenced by an invoice or other documentation satisfactory to the Agents, (iii) are contingent upon any Loan Party’s completion of any further performance or (iv) relate to payments of interest;
     (b) Accounts payable other than in dollars or Canadian dollars that are otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business;
     (c) Accounts arising out of a sale made or services rendered by the Borrower or any Subsidiary to the Borrower or a Subsidiary or any other Affiliate of the Borrower or to a Person controlled by an Affiliate of the Borrower (including any employees, officers, directors or stockholders of the Borrower);
     (d) any Account (i) more than 90 days past the original invoice date, (ii) more than 60 days past the original due date or (iii) which has been written off the books of any Loan Party or otherwise designated as uncollectible;
     (e) Accounts owing from any Person (or group of Affiliated Persons) from which an aggregate amount of more than 50% of the Accounts owing therefrom is more than 90 days past original invoice date or more than 60 days past the date due;
     (f) Accounts owing from any Person (or group of Affiliated Persons) that exceed (i) 25% in the case of a Person whose unsecured debt securities (that are not subject to any credit enhancement) are rated Investment Grade and (ii) 15% in the case of any other Person, in each case of the net amount of all Eligible Accounts Receivable, but only to the extent of such excess;
     (g) Accounts owing from any Person to the extent that it (i) has disputed liability for any Account owing from such Person but only to the extent of such disputed amount, or has been placed on credit hold due to past due balances or (ii) has otherwise validly asserted any claim, demand or liability as to such Account, whether by action, suit, counterclaim or otherwise;
     (h) Accounts owing from any Person that is known by any Loan Party to be insolvent or is the subject of any Insolvency Proceeding of any kind, except for Accounts arising after the commencement of the proceedings relating to such Person’s bankruptcy or insolvency and where such Person has obtained a debtor-in-possession financing or access to cash collateral, in each case reasonably satisfactory to the Agents;
     (i) Accounts (i) owing from any Person that is also a supplier to or creditor of any Loan Party (but only to the extent of the potential offset) unless such Person has waived any right of setoff in a manner reasonably acceptable to the Agents, (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom, or (iii) in respect of which the related invoice(s) has been reversed;
     (j) Accounts arising out of sales to account debtors outside the United States or Canada, unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agents and such irrevocable letter of credit is in the possession of the Collateral Agent;
     (k) Accounts arising out of sales on a bill-and-hold, cash in advance or cash on delivery payment terms, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back or Accounts representing any unapplied cash;
     (l) Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof, unless (in the case of an agency, department or instrumentality of the United States) the Borrower or the applicable Subsidiary Guarantor has effectively assigned its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, in a manner reasonably satisfactory to the Collateral Agent, and such assignment has been accepted and acknowledged by the appropriate government officers, or unless such Account is fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agents and such letter of credit is in the possession of the Collateral Agent;

     (m) Accounts with respect to which the representations and warranties set forth in this Agreement or in any Security Document applicable to Accounts are not correct;
     (n) Accounts in respect of which the applicable Security Document, after giving effect to the Orders, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Obligations;
     (o) Accounts that fail to meet all standards imposed by any Governmental Authority having regulatory authority over such Account, to the extent failure to do so adversely affects the validly or enforceability of such Accounts; and
     (p) Accounts (i) for which goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed or if such Account is the subject of duplicative invoices and (ii) with respect to which any check or other instrument of payment has been dishonored for any reason.
If the Agents deem Accounts ineligible in their commercially reasonable judgment (and not based upon the criteria set forth above), then the Agents shall give the Borrower five days notice (of which at least three shall be Business Days) if as a result thereof the Borrower would be required to make a prepayment pursuant to Section 2.13 or two days written notice in any other case (unless an Event of Default exists, in which event no notice shall be required).
          “Eligible Assignee” means any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.
          “Eligible In-transit Inventory” means Inventory (a) that is in transit to or from a third party location or outside processor or is in transit to any other third party for receipt by a Loan Party within 30 days after the date of shipment, (b) that is insured in accordance with the terms of the Loan Documents, (c) for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party and as to which the Collateral Agent has control over the documents of title which evidence ownership of such Inventory, (d) in respect of which a 15% Reserve has been taken for freight duties and (e) that otherwise would qualify as Eligible Inventory; provided that the aggregate amount of Eligible In-transit Inventory included in the calculation of the Borrowing Base shall not exceed $10,000,000 at any time.
          “Eligible Inventory” means, at any time of determination, without duplication, the Inventory of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of the provisions of this definition or otherwise deemed, in the commercially reasonable judgment of the

Agents, to be ineligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, to qualify as “Eligible Inventory”, no Person other than an applicable Loan Party shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than a Loan Party shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Unless otherwise from time to time approved in writing by the Agents, no Inventory shall be deemed Eligible Inventory if:
     (a) such Inventory is not owned solely by a Loan Party or Loan Parties or a Loan Party does not have sole and good, valid and unencumbered (except for Liens permitted by clause (f) below) title thereto; or
     (b) such Inventory is not located in the United States; or
     (c) after the Landlord/Bailee Cutoff Date, such Inventory is not either (i) located in a third party warehouse or in another location not owned by an applicable Loan Party and covered by a Landlord Lien Waiver or Bailee Letter, as applicable, in each case in form and substance acceptable to the Collateral Agent or (ii) located on property owned by a Loan Party, in each case, unless (A) a rent Reserve (equivalent to three months’ rent on the affected warehouse, property or other facility) has been established, or (B) the applicable landlords, bailees, warehousemen or other third parties are required to provide access to the relevant Inventory, and to subordinate their Liens securing the Obligations, in each case pursuant to an order of the Bankruptcy Court satisfactory to the Agents; or
     (d) such Inventory constitutes goods returned or rejected due to quality issues by a customer of the Loan Party; or
     (e) such Inventory (i) does not consist of finished goods, work-in-process or raw materials or (ii) constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business; or
     (f) such Inventory is not subject to a valid and perfected first-priority Lien in favor of the Collateral Agent, subject to no other Liens, other than Liens securing the Pre-petition Indebtedness, Liens granted under the Orders, Liens described under clause (a) of the definition of “Permitted Encumbrances” or, to the extent set forth in the Orders, subordinated Liens described under clause (b) thereof; or
     (g) such Inventory is consigned or at a customer location but still accounted for in the perpetual inventory balance of the Borrower, as applicable; provided that consigned Inventory in an amount not exceeding $10,000,000 may be included in the calculation of the Borrowing Base to the extent that a Bailee Letter has been obtained with respect to such Inventory or the Agents have been notified of such consigned Inventory and have established Reserves relating thereto.

     (h) such Inventory is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor or is in transit to any other third party, and is not Eligible In-transit Inventory, or is located at a facility at which less than $100,000 of Inventory is located; or
     (i) such Inventory is stale or is scrap, obsolete or slow moving or unmerchantable or is identified as overstock or excess by the Borrower, as applicable; or
     (j) such Inventory is used as a sample or prototype, displays or display items, or non-saleable in the ordinary course of business or has been returned by a customer; or
     (k) such Inventory is a discontinued product or component thereof; or
     (l) any portion of the cost of such Inventory is attributable to intercompany profit between any Loan Party and any of its Affiliates (but only to the extent of such portion, if such portion is identifiable and quantified); or
     (m) such Inventory is damaged, returned or marked for return to vendor; or
     (n) such Inventory is not in good condition, does not meet all material standards imposed by any Governmental Authority having regulatory authority over it, is repair or replacement parts for machinery and equipment, is rejected, defective or undergoing quality review; or
     (o) such Inventory contains or bears any proprietary rights (licenses, permits, patents, copyrights, trademarks or other intellectual property rights or intangibles) licensed to any applicable Loan Party by any third party, and the Collateral Agent shall not be reasonably satisfied that it may sell or otherwise dispose of such Inventory in accordance with the provisions of the Guarantee and Collateral Agreement and the Orders without infringing the rights of the licensor of such proprietary rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement) or, if the Collateral Agent deems it necessary, such Loan Party shall not deliver to the Collateral Agent a consent or sublicense agreement from the licensor in form and substance reasonably acceptable to the Collateral Agent.
          If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Agents will not require exclusion of such Inventory from the Borrowing Base until three Business Days (or, if such exclusion would require a prepayment pursuant to Section 2.13, five days of which at least three shall be Business Days) following the date on which an Agent gives notice to the Borrower of such ineligibility.
          The Agents reserve the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in their commercially reasonable judgment, subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.
          “Environmental Laws” means all applicable current and future Federal, state, local and foreign laws (including common law), regulations, rules having the force and effect of law, ordinances, codes, decrees, judgments, directives and orders (including consent orders) in each case, relating to protection of the environment, climate, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, decrees, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials, (e) environmental financial assurance requirements or asset retirement obligations or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any Foreign Benefit Event.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

          “Existing Letters of Credit” means the collective reference to the letters of credit issued and outstanding under the Pre-petition Credit Agreement as of the Petition Date for the account of the Borrower and identified on Schedule 1.01(a).
          “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letters” means the Fee Letter dated as of the date hereof, among Holdings, the Borrower, Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch and the Engagement Letter dated as of November 14, 2008 among Holdings, the Borrower and JPMorgan Chase Bank, N.A.
          “Fees” means the Commitment Fees, the Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.
          “Final Order” has the meaning assigned to such term in Section 4.02(e).
          “Financial Officer” of any Person means the chief financial officer, Chief Restructuring Officer or corporate treasurer of such Person. Unless the context otherwise requires, any reference to a Financial Officer means a Financial Officer of Holdings or the Borrower.
          “Forecast” means the cash flow forecast and budget prepared by Holdings (as may be periodically updated and supplemented by Holdings), which shall reflect Holdings’s good faith projection of all cash receipts and disbursements of Holdings and the Subsidiaries prior to the Maturity Date.
          “Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by Holdings, the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrower or any Subsidiary, or the imposition on

Holdings, the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.
          “Foreign Pension Plan” shall mean any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
          “Foreign Pledge Agreement” means a pledge or charge agreement with respect to Equity Interests in a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America.
          “Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, substantially in the form of Exhibit E, among Holdings, the Borrower, the other Loan Parties and the Collateral Agent, together with all supplements thereto.
          “Guarantors” means Holdings and the Subsidiary Guarantors.
          “Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, creosote and other wood-preservation materials, radioactive materials, nuclear materials, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Holdings” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (provided that unless the relevant obligations have been assumed, the amount of any Indebtedness described in this clause (f) shall be deemed to be equal to the lessor of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the applicable property), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and (j) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.10.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month and the Termination Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one month’s duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of one month’s duration after the first day of such Interest Period.

          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interim Order” has the meaning assigned to such term in Section 4.01(j).
          “Inventory” shall have the meaning assigned to such term in Article 9 of the New York Uniform Commercial Code.
          “Investment Grade” means, in the case of S&P, a rating of BBB- or better and, in the case of Moody’s, a rating of Baa3 or better.
          “Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A. in its capacity as an issuer of the Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
          “Landlord/Bailee Cutoff Date” means the date that is 60 days after the Closing Date (subject to extension by up to 30 additional days, in the discretion of the Agents).
          “Landlord Lien Waiver” means a written agreement reasonably satisfactory to the Collateral Agent, pursuant to which a Person shall waive or subordinate its rights and claims as landlord in any Inventory of the applicable Loan Party for unpain rents, grant access to the Collateral Agent for the repossession and sale of such Inventory and make other agreements relevant thereto.
          “L/C Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the date that is five Business Days prior to the Maturity Date and (b) the date of termination of the Commitments.
          “L/C Commitment” means the commitment of an Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

          “L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
          “L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
          “L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
          “Lender” means a Person listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.
          “Letter of Credit” means any letter of credit issued pursuant to Section 2.22; provided, that in no event may any Letter of Credit be used for purposes inconsistent with the orders of the Bankruptcy Court or with the Bankruptcy Code. For the avoidance of doubt, the Existing Letters of Credit do not constitute Letters of Credit.
          “Letter of Credit Account” means the account established by the Borrower under the sole and exclusive control of the Collateral Agent maintained at the office of the Collateral Agent at 10420 Highland Manor Drive, Tampa, Florida 33610 designated as the “Tronox Debtor-in-Possession Cash Collateral Account” or similar title, which shall be used solely for the purposes set forth in this Agreement.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, (a) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period and (b) notwithstanding the foregoing, at no time shall the LIBO Rate be less than 3.5%; provided further that with respect to the initial Borrowing on the Closing Date, the LIBO Rate shall be the higher of the rate per annum determined by the Administrative Agent in the manner set forth above on (i) the date that is two Business Days prior to the Closing

Date and (ii) the date on which the Borrowing Request with respect to such initial Borrowing is made.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Liquidity Event” means that the Availability Amount is less than $20,000,000. If a Liquidity Event occurs, such Liquidity Event shall be deemed to be continuing unless and until the Availability Amount continuously equals or exceeds $20,000,000 for 90 consecutive days.
          Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01.
          “Loan Documents” means this Agreement and the Security Documents.
          “Loan Parties” means the Borrower and the Guarantors.
          “Lockbox Agreement” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of Holdings and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document; provided, however, that (i) the filing of the Bankruptcy Cases and the consequences that customarily result from reorganization under Chapter 11 of the Bankruptcy Code and (ii) subject to the proviso below, any events disclosed in Holdings’s filings with the SEC on or prior to the date of filing of Holdings’s most recent quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008, and its current reports on Form 8-K filed on November 26, 2008, December 5, 2008, December 8, 2008 and December 23, 2008 shall not be considered in determining whether there has been a “Material Adverse Effect”; provided further, that, notwithstanding the foregoing, clause (ii) shall apply to any such events comprising, forming a basis of or relating to any Environmental Liabilities only to the extent of 130% of any financial reserves established in the aggregate by the Borrower for such Environmental Liabilities as of September 30, 2008.

          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means the date that is 364 days after the Closing Date.
          “Maximum Rate” shall have the meaning set forth in Section 10.14.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgaged Property” means any real property owned by Holdings, the Borrower or any of the Designated Subsidiaries.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Amount of Eligible Accounts Receivable” means, at any time, the gross amount of Eligible Accounts Receivable less sales, excise or similar taxes, and less returns, discounts, claims, credits, finance charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts Receivable, of any Reserve, or otherwise).
          “Net Cash Proceeds” means, with respect to any Asset Sale (a) the cash proceeds received in respect of such event including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any attorneys fees (including amounts then subject to the Carve-Out), notarial fees, accountants’ fees and investment banking fees) paid in connection with such event by Holdings and the Subsidiaries to Persons that are not Affiliates of Holdings or any Subsidiary, (ii) the amount of all payments required to be made by Holdings and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Pre-petition Indebtedness) secured by such asset and (iii) the amount of any reserves established by Holdings and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of Holdings or the Borrower) or any amounts deposited in escrow for adjustment in respect of the sale price of such asset or assets or for indemnities with respect to such Asset Sale; provided that any such amounts shall be included in Net Cash Proceeds if and when such amounts are released from escrow, (iv) in the case of any Asset Sale by a Foreign Subsidiary, any taxes paid or reasonably estimated to be payable as a result of such Asset Sale and (v) in the case of any Asset Sale by a Loan Party, any stamp taxes or similar taxes paid or reasonably estimated to be payable as a result of such sale.
          “Net Orderly Liquidation Value” means an amount equal to the most recently determined Net Orderly Liquidation Value Factor multiplied by the book value of all Eligible Inventory.
          “Net Orderly Liquidation Value Factor” means, with respect to Eligible Inventory, the net orderly liquidation value thereof taking into account the costs of liquidation (expressed as a percentage) as determined in manner reasonably acceptable to the Agents by an experienced and reputable appraiser reasonably acceptable to the Agents. The Agents acknowledge that the initial appraiser engaged for the initial determination of the Borrowing Base and the methodologies used by such appraiser in its determination are acceptable to the Agents with respect to such initial determination.
          “Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Orders” means the Interim Order and the Final Order.
          “Other Taxes” means any and all current or future recording, stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for Taxes or other charges of any Governmental Authority, in each case that are not yet due or are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the consolidated books of Holdings;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, processors’, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not yet due or (ii) the amount or validity of which are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the consolidated books of Holdings;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (h) of Article VII;
     (f) Liens of a collection bank arising in the ordinary course of business under § 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;
     (g) easements, zoning restrictions, rights-of-way and similar restrictions and encumbrances (including minor title and survey defects and encroachments) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
     (h) any interest or title of a lessor or sublessor under any lease of real property permitted hereunder; (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; and
     (j) any obligations or duties affecting any of the property of the Borrower or its Subsidiaries to any municipality or public authority or Governmental authority with respect to any franchise, grant, license or permit.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
          (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
          (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000;
          (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition;

          (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities of the type set forth in clause (a) of this definition;
          (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
          (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;
          (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition;
          (h) shares of money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA by S&P or Aa by Moody’s and (iii) have portfolio assets of at least $1,000,000; and
          (i) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
          “Permitted Pre-petition Payment” means a payment on account of any pre-petition claim set forth on Schedule 1.01(b) or approved by the Required Lenders; provided, however, that unless otherwise ordered by the Bankruptcy Court, no such payment shall be made after the occurrence and during the continuance of, or if such payment would result in, a Default or an Event of Default or Liquidity Event.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Petition Date” shall have the meaning assigned to such term in the recitals to this Agreement.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pre-petition Agent” means Credit Suisse, in its capacity as successor administrative agent under the Pre-petition Credit Agreement, and its successors in such capacity.
          “Pre-petition Credit Agreement” means the Credit Agreement dated as of November 28, 2005, as amended, waived, supplemented or otherwise modified prior to the Petition Date, among the Borrower, Holdings, the Pre-petition Lenders named therein and the Pre-petition Agent.
          “Pre-petition Guarantors” means Holdings and the Subsidiaries of the Borrower that provided guarantees of the Borrower’s obligations under the Pre-petition Credit Agreement.
          “Pre-petition Indebtedness” means the Indebtedness and other obligations that are outstanding as of the Petition Date incurred by Holdings, the Borrower and the Pre-petition Guarantors under the Pre-petition Credit Agreement and other loan documents delivered or executed in connection therewith.
          “Pre-petition Lenders” means the lenders from time to time party to the Pre-petition Credit Agreement.
          “Pre-petition Receivables Facility” means the receivables facility under the Receivables Sale Agreement dated as of September 26, 2007, among Tronox Funding LLC, the Borrower, ABN Amro Bank N.V., as agent, the Committed Purchasers from time to time party thereto and Amsterdam Funding Corporation, as amended, waived, supplemented or otherwise modified prior to the Petition Date.
          “Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City, or if Credit Suisse does not establish a prime rate, the prime rate of such other financial institution as shall be determined by the Administrative Agent, or if the Administrative Agent is unable to make such determination, the prime rate as published in the Wall Street Journal; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.
          “Professionals” means, collectively, professional persons and firms retained by any Loan Party and any statutory committee appointed in the Bankruptcy Cases under Sections 330, 331 and 1103 of the Bankruptcy Code.
          “Pro Rata Percentage” of any Lender at any time means the percentage of the Total Commitment represented by such Lender’s Commitment. In the event the Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Commitments most recently in effect, giving effect to any subsequent assignments.
          “Register” has the meaning set forth in Section 9.04.

          “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation Z” means Regulation Z of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the Revolving Exposures and unused Commitments at such time.
          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules, regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means, with respect to the Borrowing Base, such reserves that the Agents have, in the exercise of their commercially reasonable judgment, established from time to time by notice to the Borrower; provided that any such Reserve (or change therein) shall not be effective until the date that is two Business Days (or, if a prepayment pursuant to Section 2.13 would be required as a result thereof, five days of which at least three shall be Business Days) after notice to the Borrower.
          “Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
          “Restricted Indebtedness” means Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.
          “Restructuring Costs” means any and all of (i) costs and expenses in respect of the termination or settlement of executory contracts, (ii) other non-cash charges in respect of other pre-petition obligations, (iii) professional costs, fees and expenses incurred by Holdings, the Borrower or its Subsidiaries in connection with the Bankruptcy Cases, (iv) fees, costs and expenses in connection with any plant shutdown, (v) severance costs incurred in connection with any workforce reduction and (vi) fees, costs and expenses with respect to any management incentive, employee retention or similar plans to the extent approved by the Bankruptcy Court.
          “Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Revolving Borrowing” means a Borrowing comprised of Loans.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its L/C Exposure.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
          “Sale and Leaseback” shall have the meaning assigned to such term in Section 6.03.
          “SEC” means the Securities and Exchange Commission.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Security Documents” means the Guarantee and Collateral Agreement and each other security document or instrument executed and delivered pursuant to the Guarantee and Collateral Agreement or pursuant to Section 5.13 to secure any of the Obligations.
          “Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” shall have the meaning assigned to such term in Section 9.04(i).
          “Specified Cash Management Agreement” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Specified Hedge Agreement” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of Holdings.
          “Subsidiary Guarantor” means each Subsidiary (other than the Borrower) that is a party to the Guarantee and Collateral Agreement.

          “Supermajority Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 66-2/3% of the total Revolving Exposures and unused Commitments at such time.
          “Superpriority Claim” means a claim against the Borrower and any Guarantor in any of the Bankruptcy Cases under Section 364(c)(1) of the Bankruptcy Code which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503 and 507(b) of the Bankruptcy Code.
          “Swap Agreement” means any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.
          “Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
          “Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
          “Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness of Holdings, the Borrower or a Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness of Holdings, the Borrower or a Subsidiary; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Termination Date” means the date that is earliest to occur of (i) the Maturity Date, (ii) the date a Chapter 11 Plan in any of the Bankruptcy Cases becomes effective in accordance with its terms, (iii) the date that is 30 days (which 30-day period may be extended for up to 15 additional days by the Agents in their discretion) after the entry of the Interim Order if the Final Order has not been entered prior to such date and (iv) the date of acceleration of the Loans and the termination of the Commitments in accordance with this Agreement.
          “Total Commitment” means, at any time, the aggregate amount of the Commitments, as in effect at such time. The initial Total Commitment is $125,000,000.
          “Transactions” means, collectively, (a) the filing of the Bankruptcy Cases, (b) the execution and delivery of the Loan Documents, (c) the borrowing of Loans and issuance of Letters of Credit hereunder, (d) the payment of related fees and expenses and (e) the “roll-up” of the Existing Letters of Credit pursuant to the Loan Documents and the Orders.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.
          “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
          “wholly-owned”, when used in reference to a subsidiary of any Person, means any subsidiary of such Person all the Equity Interests in which (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein, or any statute, law, rule or regulation herein, shall be construed as referring to such agreement, instrument or other document, or such statute, law, rule or regulation, as from time to time amended, supplemented or otherwise modified (subject, in the case of agreements, instruments or other documents, to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment, (ii) the Aggregate Revolving Exposure exceeding the Total Commitment, (iii) the Aggregate Revolving Exposure exceeding the Borrowing Base then in effect or (iv) prior to the entry of the Final Order, if less than the Borrowing Base then in effect, the amount permitted by the Interim Order. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the Commitments.
          (b) Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Nothing in this Section 2.02(d) shall be construed to relieve any Lender of its obligation to make any Loan required to be made by it hereunder or to prejudice any rights of the Borrower against any Lender as a result of any default by such Lender hereunder.
          (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender without regard to the conditions set forth in Section 4.02 and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, as provided in Section 2.22(h), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
          SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, with respect to the initial Borrowing on the Closing Date and subject to the approval of each Lender, one Business Day prior to the Closing Date, and with respect to any other Eurodollar Borrowing, three Business Days before a proposed

Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.

Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 3.00% per annum on the daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitment of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (b) The Borrower agrees to pay the fees set forth in each Fee Letter at the times and in the amounts specified therein (the “Agent Fees”).
          (c) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall be terminated as provided herein (each such day, an “L/C Fee Payment Date”), a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage used to determine the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each outstanding Letter of Credit issued by such Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum (or such other rate as shall be separately agreed upon between the Borrower and such Issuing Bank) and shall be payable on each L/C Payment Date, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.
          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.
          SECTION 2.07. Default Interest. If an Event of Default occurs, then, until such Event of Default shall have been cured or waived and shall cease to exist, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an ABR Loan pursuant to Section 2.06 plus 2.00% per annum.
          SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent demonstrable error.
          SECTION 2.09. Termination and Reduction of Commitments. (a) The Commitments shall automatically terminate on the Termination Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Commitments and (ii) the date 5 Business Days prior to the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Exposure at the time.
          (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
          SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
     (vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
          Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.
          SECTION 2.11. Repayment of Borrowings. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
          SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
          (b) Each notice of prepayment (i) shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid; and (ii) shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayments of the Loans in full may state that such notice is conditioned upon the effectiveness of a refinancing, in which case such notice may be revoked by the Borrower (by notice to the Administrative

Agent) if such condition is not satisfied. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Loans that are not made in connection with the termination or permanent reduction of the Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
          SECTION 2.13. Mandatory Prepayments. (a) In the event and on such occasion that the Aggregate Revolving Exposure at any time exceeds the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base then in effect (or prior to the entry of the Final Order, if less than the Borrowing Base then in effect, the amount permitted by the Interim Order), the Borrower shall prepay Borrowings (or, if no Borrowings are outstanding, deposit cash collateral in the Letter of Credit Account pursuant to Section 2.22(j)) in an aggregate amount equal to such excess.
          (b) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of Holdings, the Borrower or any other Subsidiary in respect of any Asset Sale (other than Asset Sales permitted by any of clauses (i), (ii), (iii), (iv), (v), or (vi) of Section 6.05(b)), the Borrower shall, not later than the third Business Day after such Net Cash Proceeds are received, prepay Borrowings (or, if no Borrowings are outstanding, deposit cash collateral in the Letter of Credit Account) in an aggregate amount equal to such Net Proceeds; provided that, in the case of any such Asset Sale by a Foreign Subsidiary, no such payment shall be required to the extent and for so long as any applicable law or regulation prohibits Net Cash Proceeds therefrom being transferred, directly or indirectly, to a Loan Party or if a Financial Officer certifies to the Administrative Agent that such transfer would result in material adverse consequences (tax or otherwise) to any Loan Party or Subsidiary or any officer, director or other employee of such Person.
          (c) In the event a Cash Collection Triggering Event shall have occurred and is continuing, (i) the Collateral Agent shall instruct each depositary bank party to any Control Agreement or Lockbox Agreement to transfer on each Business Day to the account of the Administrative Agent specified by it for such purpose all funds then on deposit in the deposit account or accounts subject thereto and (ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above, the Administrative Agent shall apply the amounts so received to prepay Borrowings (or, if no Borrowings are outstanding, deposit cash collateral in the Letter of Credit Account); provided, that upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, such funds may be applied as provided in the Guarantee and Collateral Agreement. The Borrower hereby directs the Administrative Agent to apply such funds as specified above and authorizes the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and LC Exposures. At such time that the Collateral Agent is satisfied that all Cash Collection Triggering Events are no longer continuing, the Collateral Agent shall instruct each such depositary bank to cease the transfer of funds described in clause (i) above.

          (d) Prior to any prepayment of Borrowings under this Section 2.13 (other than under paragraph (c) above), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.13.
          (e) Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
          (f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13 (other than under paragraph (c) above), (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or such Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and such Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
          (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur (other than loss of anticipated profits) as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 in reasonable detail with supporting calculations shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15 or 2.23, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and L/C Participation Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 553 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder, under any other Loan Document and, to the extent payable to either Agent or the Lenders, under the Orders, not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Agent Fees payable to the Collateral Agent and Issuing Bank Fees, which shall be paid directly to the Collateral Agent or the applicable Issuing Bank, as the case may be), shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
          SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or any Lender determines, in its sole reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to that Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or such Lender is required to repay such refund to the Governmental Authority. This Section 2.20(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information it deems confidential) to the Loan Parties or to apply for any refund.
          SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, of each Issuing Bank), and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender or such Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16), in each case with respect to the Loans or Commitments subject to such assignment; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
          (b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or any Issuing Bank shall use reasonable efforts (which shall not require such Lender or any Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.
          SECTION 2.22. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary Guarantor (in which case the Borrower and such Subsidiary Guarantor shall be co-applicants with respect to such Letter of Credit) in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time or from time to time during the L/C Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any Subsidiary Guarantor to, or entered into by the Borrower or any Subsidiary Guarantor with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total L/C Exposure shall not exceed $10,000,000, (ii) the Aggregate Revolving Exposure shall not exceed the total amount of the Commitments, and (iii) the Aggregate Revolving Exposure shall not exceed the Borrowing Base then in effect (or prior to the entry of the Final Order, if less than the Borrowing Base then in effect, the amount permitted by the Interim Order).
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) 180 days after the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement (i) on the day that such L/C Disbursement is made, if the Borrower shall have received notice from such Issuing Bank at or before 10:00 a.m. New York City time, on the day such L/C Disbursement is to be made, or (ii) if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on the day such L/C Disbursement is made, not later than 10:00 a.m., New York City time, on the immediately following Business Day.
          (f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or wilful misconduct of such Issuing Bank.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement in accordance with this Agreement.
          (h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan; provided that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank.
          (i) Replacement of an Issuing Bank; Additional Issuing Banks. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. Upon or prior to the occurrence of the Termination Date, or if an Event of Default shall occur and be continuing, upon demand by the Administrative Agent or the Required Lenders, the Borrower shall (i) cause all Letters of Credit which expire after the Termination Date or the occurrence of such Event of Default, to be returned to the Issuing Bank undrawn and marked as applicable “cancelled” or, to the extent the Borrower is unable to return any of the Letters of Credit (ii) either (x) provide one or more “back-to-back” letters of credit to one or more Issuing Banks in form and substance reasonably satisfactory to each such Issuing Bank that is a beneficiary of such “back-to-back” letter of credit and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Bank and the Administrative Agent, and/or (y) deposit cash in the Letter of Credit Account, for the benefit of the Lenders (the sum of the amounts of (x) and (y) to be in an aggregate amount equal to 105% of L/C Exposure) as collateral security for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Letter of Credit Account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such Letter of Credit Account. Moneys in such Letter of Credit Account shall (i) automatically be applied by the Collateral Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the Collateral Agent is satisfied that all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Cash Collection Triggering Event, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the Collateral Agent is satisfied that all Cash Collection Triggering Events are no longer continuing.
          (k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to any other Issuing Bank and such Lender.
          (l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur if such Issuing Bank has received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance, extension or amendment have not been met, (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, the Borrower and the amount of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
          SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.05;
          (b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
          (c) if any L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.01 are satisfied at such time; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.22(j) for so long as such L/C Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to Section this 2.23(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(c)

with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
     (iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.23(c), then the fees payable to the Lenders pursuant to Section 2.05(a) and Section 2.05(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentages; or
     (v) if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.23(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and L/C Participation Fees payable under Section 2.05(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Bank until such L/C Exposure is cash collateralized and/or reallocated;
          (d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c) to the extent of the Pro Rata Percentages of the Defaulting Lender or Defaulting Lenders, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.21) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of L/C Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
          In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.
          SECTION 2.24. Security Interest in Letter of Credit Account. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Borrower hereby assigns and pledges to the Collateral Agent, for its benefit and for the benefit of the Issuing Banks and ratable benefit of the Lenders, and hereby grants to the Collateral Agent, for its benefit and for the benefit of the Issuing Banks and ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by Holdings, the Borrower or any of their Subsidiaries, whether pursuant to Section 363 of the Bankruptcy Code or otherwise, and shall be released to the Borrower only as described in Section 2.22(j).
          SECTION 2.25. Priority and Liens. (a) Subject to the Orders, Holdings and the Borrower hereby covenant, represent and warrant that, upon entry of the Interim Order (and the Final Order, as applicable), the Obligations and subject, in each of clauses (i) through (iv) below, to the Carve-Out (it being understood that all Obligations in respect of the Existing Letters of Credit shall be junior, in the case of each of the clauses (i) through (iv) below), to the other Obligations):
     (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed claims in the Bankruptcy Cases having priority over any and all administrative expenses, diminution claims (including the Superpriority Claims granted to the Pre-petition Lenders) and all other claims against Holdings, the Borrower and the Subsidiary Guarantors, now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code;
     (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable and fully-perfected first priority senior security interest in and Lien on all tangible and intangible property of the Borrower’s and the Guarantors’ respective estates in the Bankruptcy Cases that is not subject to valid, perfected, non-avoidable and enforceable Liens in existence as of the Petition Date or valid Liens in existence on the Petition Date that are perfected subsequent to such date to the extent permitted by Section 546(b) of the Bankruptcy Code, including all present and future accounts receivable, inventory, general intangibles, chattel paper, real property, leaseholds, fixtures, machinery and equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual property, capital stock of any Subsidiaries of the Borrower and Guarantors and on all cash and investments maintained in the Letter of Credit Account (but excluding the Borrower’s and the Guarantors’ rights in respect of avoidance actions under the Bankruptcy Code, it being understood that, notwithstanding such exclusion of such actions, the proceeds of such actions shall be subject to such Liens under Section 364(c)(2) of the Bankruptcy Code and available to satisfy the Obligations subject to and effective upon entry of the Final Order to the extent approved by the Bankruptcy Court);
     (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by valid, binding, continuing, enforceable and fully-perfected security interests in and Liens upon all tangible and intangible property of the Borrower and the Guarantors (provided that as set forth in clause (iv) of this sentence, the existing Liens that presently secure the obligations of the Borrower and the Pre-petition Guarantors under the Pre-petition Credit Agreement will be primed by the Lien in favor of the Collateral Agent and the Lenders as described in clause (iv) of this sentence) that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or that is subject to valid Liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the property referred to in clause (iv) below that is subject to the existing Liens described in clause (iv) below, as to which the Lien in favor of the Collateral Agent and the Lenders will be as described in clause (iv) below, junior to such valid, perfected, and non-avoidable Liens; and
     (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable and fully-perfected first priority senior priming security interest in and senior priming Lien on all of the tangible and intangible property of the Borrower and the Guarantors that is subject to existing Liens that presently secure the Borrower’s and the Pre-petition Guarantors’ pre-petition Indebtedness under the Existing Agreement (but subject and subordinate to (A) the Carve-Out and (B) any Liens in existence on the Petition Date to which the Liens being primed hereby are subject or become subject subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code), senior to all of such Liens;
provided, however, that (w) the Borrower and the Guarantors shall not be required to pledge to the Collateral Agent (i) in excess of 65% of the outstanding voting Equity Interests of any of their respective direct Foreign Subsidiaries or any of the Equity Interests of their respective Foreign Subsidiaries not directly owned by them and (ii) security interests in any asset on which a lien is prohibited by effective (after giving effect to the applicable provisions of the Bankruptcy Code) contractual obligations of the Loan Parties existing on or prior to the Closing Date to the extent enforceable under the circumstances, (x) no portion of the Carve-Out may be utilized to fund the prosecution or assertion of any claims against the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks, (y) following the Termination Date, amounts in the Letter of Credit Account shall not be subject to the Carve-Out and (z) except as otherwise provided in the Orders, no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the indebtedness of the Borrower and the Guarantors owing to the Pre-petition Lenders or to the collateral securing such indebtedness. The Lenders agree that so long as no Event of Default shall have occurred and be continuing, the Borrower and the Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the Carve-Out.
          (b) Subject to the priorities set forth in subsection (a) above and to the Carve-Out, as to all real property the title to which is held by the Borrower or any of the Guarantors, or the possession of which is held by Holdings, the Borrower or any of the Guarantors pursuant to leasehold interests and which secures the Pre-petition Indebtedness, the Borrower and each Guarantor hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Collateral Agent on behalf of the Lenders all of the right, title and interest of the Borrower and such Guarantor in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and each Guarantor acknowledges that, pursuant to the Orders, the Liens in favor of the Collateral Agent on behalf of the Lenders in all of such real property and leasehold instruments shall be perfected without the recordation of any instruments of mortgage or assignment.
          SECTION 2.26. Payment of Obligations. Subject to the provisions of Article VII, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
          SECTION 2.27. No Discharge; Survival of Claims. Each of the Borrower and the Guarantors agrees that (i) its Obligations hereunder shall not be discharged by the entry of an order confirming a Chapter 11 Plan (and each of Holdings, the Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and described in Section 2.25 and the Liens granted to the Collateral Agent pursuant to the Orders and described in Sections 2.24 and 2.25 shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan in each such case unless the Obligations are indefeasibly paid in full in cash on the Chapter 11 Plan effective date and the actions required to be taken pursuant to Section 2.22(j) in respect of the Letters of Credit and the Existing Letters of Credit have been taken.
          SECTION 2.28. Use of Cash Collateral. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to request a Borrowing under Section 2.03 or request the issuance of a Letter of Credit under Section 2.22 unless the Bankruptcy Court shall have entered the Interim Order and shall at that time have granted to the Borrower use of all cash collateral, subject to the Orders, for the purposes described in Section 3.13.
          SECTION 2.29. Existing Letters of Credit. Each Lender party hereto that is also a Revolving Credit Lender (as defined in the Pre-petition Credit Agreement) under the Pre-petition Credit Agreement hereby acknowledges and agrees that any Existing Letter of Credit may be extended, at any time prior to the Termination Date, by the applicable Issuing Lender (as defined in the Pre-petition Credit Agreement) to a date no later than 12 months after the Maturity Date, and each such Lender will continue to be bound by its obligations under Section 3.4 of the Pre-petition Credit Agreement in respect of the Existing Letters of Credit. Each such Lender further agrees that it shall not assign its rights and obligations as a Revolving Credit Lender under the Pre-petition Credit Agreement unless the assignee in respect of such rights and obligations agrees to be bound by the provisions of this Section 2.29.
ARTICLE III
Representations and Warranties
          Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:
          SECTION 3.01. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) subject to the entry of the Interim Order (or the Final Order, when applicable) and after giving effect thereto, has all requisite power and authority to own, pledge, mortgage and operate its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is duly qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, (d) subject to the entry of the Interim Order (or the Final Order, when applicable) and after giving effect thereto, has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder and (e) subject to the entry of the Interim Order (or the Final Order, when applicable), is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect.

          SECTION 3.02. Authorization. Upon the entry of the Interim Order (or the Final Order, when applicable) and after giving effect thereto, the filing of the Bankruptcy Cases and the entry into the this Agreement, the Loan Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all requisite corporate or other company and, if required, stockholder, action on the part of each Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, by-laws, limited liability company agreements or other constitutive documents of any Loan Party, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture or any other material agreement or other instrument entered into after the Petition Date to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii)be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument entered into after the Petition Date or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder, under the Orders or under the Security Documents).
          SECTION 3.03. Enforceability. Upon the entry of the Interim Order (or the Final Order, when applicable) and after giving effect thereto, this Agreement shall have been, and each other Loan Document shall have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party thereto. Upon the entry of the Interim Order (or the Final Order, when applicable), this Agreement is, and the other Loan Documents will be, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms and the Orders.
          SECTION 3.04. Governmental Approvals. Subject to the entry of the Interim Order (or the Final Order, when applicable), no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.
          SECTION 3.05. Financial Statements. (a) Holdings has heretofore furnished to the Lenders (i) its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended on December 31, 2007, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (ii) its consolidated balance sheets and related statements of income and cash flows as of and for the fiscal quarters ended September 30, 2008 and September 30, 2007, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end audit adjustments. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
          (b) The projections set forth in the Forecast have been prepared by the Borrower or its financial advisor in light of the past operations of its business, and reflect projections on a month by month basis for the Fiscal Years ending in 2009 and 2010. Such projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of Holdings and its Subsidiaries and of the other information projected therein for the periods set forth therein; provided that it is understood and agreed by the Agents and the Lenders that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that such projections will be realized and that such projections are not a guarantee of financial performance and actual results may differ from such projections and such differences may be material.
          SECTION 3.06. No Material Adverse Change. Except for the commencement of the Bankruptcy Cases, since December 31, 2007, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) Other than as a result of the Bankruptcy Cases, each of Holdings, the Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in or a license or other right to use, all its material properties and assets (including any Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
          (b) Each of Holdings, the Borrower and each of the Subsidiaries has complied with all post-petition obligations under all material leases to which it is a party and, except as provided in any order of the Bankruptcy Court, all such leases are in full force and effect. Each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings, the Borrower or any Subsidiary therein. Except as otherwise noted therein, the shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings, the Borrower or one of the Subsidiaries, directly or indirectly, free and clear of all Liens (other than Liens expressly permitted by Section 6.02).
          SECTION 3.09. Litigation; Compliance with Laws. (a) Other than the Bankruptcy Cases and except as set forth on Schedule 3.09, there are no unstayed actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          (c) None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits, but excluding Environmental Laws) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction, in each case entered into after the Petition Date, that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          SECTION 3.12. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will (a) use the proceeds of the Loans solely to (i) pay fees and expenses associated with this Agreement (including attorneys’ fees and expenses required to be paid pursuant to Section 9.05),

(ii) provide working capital needs and general corporate purposes of the Loan Parties, (iii) make payments in respect of Adequate Protection and other expenses incurred during the pendency of the Bankruptcy Cases, (iv) fund the repurchase by the Borrower of receivables (and pay related fees and expenses) upon the termination of the Borrower’s Pre-petition Receivables Facility and (v) make payments or fund amounts otherwise permitted in this Agreement and (b) request the issuance of Letters of Credit solely to support payment and guarantee obligations of the Borrower and the Subsidiary Guarantors. The Borrower shall use the entire amount of the proceeds of each Loan solely in accordance with this Section 3.13; provided, however, that nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under Section 330 or 331 of the Bankruptcy Code, by any party in interest.
          SECTION 3.14. Tax Returns. Each of Holdings, the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns or reports required to have been filed by it (to the extent applicable) and has paid or caused to be paid all Federal Taxes and other material Taxes due and payable by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required under applicable law or accounting rules.
          SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule, taken as a whole, furnished by or on behalf of Holdings or the Borrower (i) to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document, or included therein or delivered pursuant thereto, or (ii) to the Bankruptcy Court in connection with the Transactions or the Orders, contained as of the date such information, statement, report, exhibit or schedule was so furnished, any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule (including, without limitation, the Forecast) was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule; provided further that it is understood and agreed by the Agents and the Lenders that such forecasts and projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that such forecasts and projections will be realized and that such forecasts and projections are not a guarantee of financial performance and actual results may differ from such projections and forecasts and that such differences may be material.

          SECTION 3.16. Employee Benefit Plans. (a) Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to any Plan or Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by more than $80,000,000, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used to fund such plan) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by more than $75,000,000.
          (b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than €20,000,000 the fair market value of the assets of all such Foreign Pension Plans.
          SECTION 3.17. Environmental Matters. Other than matters that could not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect:
          (a) There are no environmental assessments, audits or other written environmental reports that have been prepared as to any Mortgaged Property or any current or former operations of Holdings, the Borrower or any of its Subsidiaries that are in the possession of Holdings, the Borrower or any of its Subsidiaries and reveal the presence of Hazardous Materials that could reasonably be expected to result in any Environmental Liability that have not been provided to the Administrative Agent.
          (b) Holdings, the Borrower and its Subsidiaries: (i) are and have been in compliance with all applicable Environmental Laws, and compliance with Environmental Laws will not require Holdings, the Borrower or any of its Subsidiaries to incur costs during the current and subsequent three (3) fiscal years, including the costs of pollution control equipment, beyond those currently budgeted; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are and have been in compliance with all such Environmental Permits; and (iv) reasonably believe that, as required, each of such Environmental Permits will be timely renewed.
          (c) Hazardous Materials are not present, and no Hazardous Materials have been Released, at, on, under, in, from, or about any real property now or formerly owned, leased or operated by Holdings, the Borrower, any of its Subsidiaries, or any other location (including any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) that could reasonably be expected to (i) give rise to any Environmental Liability of Holdings, the Borrower or any of its Subsidiaries, or (ii) interfere with Holdings, the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the reasonably determined fair saleable value of any real property owned or leased by Holdings, the Borrower or any of its Subsidiaries.
          (d) There is no pending or, to the Knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened, judicial, administrative, or arbitral proceeding (including any written notice of violation or alleged violation) under or relating to any Environmental Law to which Holdings, the Borrower or any of its Subsidiaries is, or to the knowledge of Holdings, the Borrower or any of its Subsidiaries will be, named as a party.
          (e) None of Holdings, the Borrower or any of its Subsidiaries has received any (i) notice of any claim with respect to any Environmental Liability or (ii) written request for information, or been notified in writing that it is a potentially responsible party, under or pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law or with respect to any Hazardous Materials.
          (f) None of Holdings, the Borrower, any of its Subsidiaries has (i) entered into or agreed, or is subject to, any judgment, decree, order, or settlement by or with a Governmental Authority, relating to compliance with any Environmental Law or to any Environmental Liability or (ii) at any time manufactured, distributed or sold any products or materials containing asbestos in any form.
          (g) None of Holdings, the Borrower or any of its Subsidiaries has assumed or retained by contract or operation of law, any Environmental Liabilities.
          (h) None of Holdings, the Borrower or any of its Subsidiaries has become subject to any Environmental Liability.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its

Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Compliance with Laws and Agreements. Each of Holdings and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments entered into after the Petition Date binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.20. Security Documents. The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto and upon entry by the Bankruptcy Court of the Interim Order, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) (or certificates or notes, as applicable, presenting such Pledged Collateral) and the proceeds thereof, and, after giving effect to the Orders, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to (A) post-petition Liens expressly permitted by Section 6.02 to be senior to the Liens and (B) Liens having priority by law.
          SECTION 3.21. Reorganization Matters. (a) The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and proper notice of the hearings to consider entry of the Interim Order has been given and proper notice of the hearing to consider entry of the Final Order will be given.
          (b) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period following the entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified, varied or amended without the consent of the Administrative Agent.
          (c) Subject to and after the entry of the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period following the entry of the Final Order), notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations hereunder, the Agents and Lenders shall be entitled to immediate payment in full in cash of such Obligations and to enforce the remedies provided for hereunder and under the other Loan Documents, without further application to or order by the Bankruptcy Court, as more fully set forth in and subject to the Interim Order and the Final Order.
          SECTION 3.22. Location of Real Property and Leased Premises. (a) Schedule 3.22(a) lists completely and correctly as of the Closing Date all material real property owned by the Loan Parties and the addresses thereof. Subject to the Bankruptcy Cases, the Loan Parties, as the case may be, as of the Closing Date, own in fee all the real property set forth on Schedule 3.22(a).
          (b) Schedule 3.22(b) lists completely and correctly as of the Closing Date all material real property leased by the Loan Parties and the addresses thereof. Subject to the Bankruptcy Cases, the Loan Parties, as the case may be, as of the Closing Date have valid leasehold interests in all the real property set forth on Schedule 3.22(b).
          SECTION 3.23. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.
          SECTION 3.24. Investment Company Status. Neither Holdings nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.25. Sanctioned Persons. None of Holdings, the Borrowers or any Subsidiary nor, to the knowledge of Holdings and the Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Subsidiary is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any sanctions administered by OFAC.
          SECTION 3.26. Accounts. (a) Without limiting the provisions of Section 3.15 or the statements contained in any Borrowing Base Certificate, the Borrower hereby represents and warrants that the statements in each Borrowing Base Certificate are or will be when such Borrowing Base Certificate is delivered true and correct in all material respects. The Agents may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrower with respect thereto.
          (b) Except for Accounts included in the Borrowing Base as permitted by clause (h) of the definition of Eligible Accounts Receivable, to the best of the Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Loan Party’s customary credit standards, is Solvent, is not subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
ARTICLE IV
Conditions
          SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.08):
          (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, dated the Closing Date, addressed to each Issuing Bank, the Agents and the Lenders, and addressing such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinion.
          (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Agents.
          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or certificate of formation, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or sole member, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or certificate of formation, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Collateral Agent or the Administrative Agent may reasonably request.
          (d) The Agents shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02.
          (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date (or be reasonably satisfied that the same shall be paid on the Closing Date from the proceeds of Loans made on the Closing Date), including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
          (f) This Agreement and the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described herein and in each Security Document and the Orders.
          (g) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
          (h) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
          (i) The commencement of the Bankruptcy Cases and the borrowings and other transactions contemplated hereunder and by the other Loan Documents shall have been duly authorized by the Borrower and each applicable Guarantor and the Bankruptcy Cases shall have been commenced by the Borrower and the Guarantors and the same shall each be a debtor and a debtor-in-possession. All of the “first day orders” including the Cash Management Order shall have been entered by the Bankruptcy Court on or promptly following the Petition Date shall be in form and substance satisfactory to the Agents.
          (j) Entry of an order of the Bankruptcy Court in substantially the form of Exhibit F (the “Interim Order”) in form and substance satisfactory to the Administrative Agent within two Business Days following the Petition Date (subject to extension for a period not exceeding two additional Business Days, at the discretion of the Agents), approving the Loan Documents and the Fee Letters, granting the Superpriority Claim status in respect of the Obligations and the senior priming and other Liens described in Article II hereof and provided for in the Security Documents which Interim Order (i) shall have been entered, upon an application or motion of the Borrower reasonably satisfactory in form and substance to the Administrative Agent, on such prior notice to such parties as required under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Rules for the Southern District of New York, (ii) shall authorize extensions of credit in an amount not to exceed $125,000,000, (iii) shall approve the payment by the Borrower of all of the fees and expenses provided for in the Loan Documents and the Fee Letters (including the reasonable attorneys’ fees and expenses of the Agents and each Issuing Bank, (iv) shall be in full force and effect, (v) shall have authorized the use by the Borrower and the Guarantors of any cash collateral in which any Pre-petition Lenders or the Pre-petition Credit Agreement may have an interest and shall have provided, as adequate protection for the use of such cash collateral and the priming contemplated hereby, for the Adequate Protection and (vi) shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Agents; and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of any Loans nor the issuance of any Letter of Credit nor the performance by the Borrower or any of the Guarantors of any of their respective obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.
          (k) The Lenders shall have received and be satisfied with the Forecast.
          (l) The Agents shall have received certified copies of resolutions of the Board of Directors of Holdings authorizing and directing Holdings’s management to commence immediately and to carry out an evaluation of Holdings’s strategic alternatives, including potential sales of and exit financing transactions involving the Borrower and/or its Subsidiaries or their respective assets.
          SECTION 4.02. All Credit Events. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit hereinafter referred to as an “L/C Credit Extension”), is subject to the satisfaction of the following conditions:
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of an L/C Credit Extension , the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b).
          (b) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of an L/C Credit Extension, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such prior date.
          (c) At the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, as applicable, no Default shall have occurred and be continuing.
          (d) Immediately after giving effect to such Borrowing or L/C Credit Extension, as applicable, the Aggregate Revolving Exposure shall not exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Total Commitment at such time.
          (e) The Interim Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect in a manner determined by the Administrative Agent to be adverse to the interests of the Agents and the Lenders and an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are satisfactory in form and substance to the Agents) (the “Final Order”) shall have been entered by the Bankruptcy Court no later than 30 days (subject to extension for up to 15 additional days in the discretion of the Agents) after the entry of the Interim Order, and at the time of the extension of any Additional Amount the Final Order shall be in full force and effect, shall authorize extensions of credit up to $125,000,000, shall have approved the “roll-up” of the Existing Letters of Credit (and granting such Existing Letters of Credit Superpriority Claim status and Liens junior only to the Superpriority Claims and Liens granted in respect of the other Obligations), shall have approved the Adequate Protection and shall not have been vacated, stayed, reversed, modified or amended in any respect in a manner determined by the Administrative Agent to be adverse to the interests of the Agents and the Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Loan Documents shall be subject to a stay pending appeal. Each such Order as then in effect shall permit the use of cash collateral under the Pre-petition Credit Agreement by the Borrower and the Guarantors in a manner satisfactory to the Agents.
          (f) The Agents and The Royal Bank of Scotland shall be satisfied with the arrangements for the termination of the Pre-petition Receivables Facility.
          On the date of any Borrowing or L/C Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (b), (c), (d) and (e) of this Section 4.02 have been satisfied.
ARTICLE V
Affirmative Covenants
          Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized or backstopped with other letters of credit in accordance with the requirements of Section 2.22(j)) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:
          SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 6.05 and (ii) that Holdings and the Borrower shall be permitted to complete the liquidation of Tronox Denmark International ApS and Tronox International ApS.
          (b) Except as otherwise excused by the Bankruptcy Code, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, and intellectual property owned or held by each of Holdings, Borrower, and the Subsidiaries that is material to the conduct of the business of Holdings and the Subsidiaries, taken as a whole; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
          (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Agents, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Agents may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          (c) Notify the Agents promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
          SECTION 5.03. Obligations and Taxes. Except in accordance with the Bankruptcy Code or any applicable order issued by the Bankruptcy Court, pay and discharge promptly when due all Federal and other post-petition Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that constitute administrative expenses under Section 503(b) of the Bankruptcy Code or, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
          SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent, which shall furnish to each Lender:
          (a) within 90 days (or 100 days, in the case of the fiscal year ending December 31, 2008) after the end of each fiscal year (which 90 or 100-day period, as the case may be, may be extended by the Administrative Agent, in its discretion, for up to 10 additional days), the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified other than by a “going concern” or like qualification as a result of the Bankruptcy Cases) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (which 45-day period may be extended by the Administrative Agent, in its discretion, for up to 10 additional days), the consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes;
          (c) within 40 days after the end of January 2009 and otherwise within 30 days after the end of each month other than any fiscal month which is the last month of a fiscal quarter, the consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such month, and the results of its operations and the operations of such Subsidiaries during such month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes;
          (d) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer (i) certifying that no Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11, 6.12 and 6.13;
          (e) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a report containing management discussion and analysis with respect to such financial statements, which report shall substantially comply with the requirements for management discussion and analysis disclosure required to be included in the periodic filings by a publicly held company with the Securities and Exchange Commission;
          (f) concurrently with the delivery of the financial statements under paragraph (a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
          (g) not later than 7:00 P.M., New York City time on the Thursday of each calendar week, (i) a Cash Flow Forecast and a cash report reflecting aggregate cash balances in all accounts of the Borrower and its Subsidiaries with financial and other institutions as of the immediately preceding Saturday and (ii) a comparison of actual performance for the preceding week to the Cash Flow Forecast previously provided and an explanation for any material variances, in form substantially the same as the forecast and report delivered under the Pre-petition Credit Agreement prior to the Petition Date, together with a certificate of the Chief Financial Officer, the Chief Restructuring Officer or the Chief Executive Officer to the effect that such forecasts have been prepared in good faith and based upon assumptions believed to be reasonable at the time when prepared;
          (h) on or prior to December 31, 2009, an updated and supplemented Forecast reflecting any changes to the Forecast previously delivered, together with a certificate of the Chief Financial Officer, the Chief Restructuring Officer or the Chief Executive Officer to the effect that such Forecast has been prepared in good faith and based upon assumptions believed to be reasonable at the time when prepared;
          (i) no later than 2:00 p.m., New York City time, on the 15th day of each fiscal month (or, if such 15th day is not a Business Day, then on the next succeeding Business Day) (i) a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last day of the immediately preceding fiscal month and (ii) any and all reports and documents as required by Schedule 1 to Exhibit B; provided, however, that the first such Borrowing Base Certificate shall calculate and certify the Borrowing Base as of the last day of the fiscal month immediately preceding the Closing Date and be delivered on the Closing Date or, if the Borrowing Base Condition has not been satisfied by the Closing Date, then the first such Borrowing Base Certificate shall calculate and certify the Borrowing Base as of the last day of the fiscal month most recently ended at least 15 Business Days prior to the date of satisfaction of the Borrowing Base Condition and shall be delivered on the date of satisfaction of the Borrowing Base Condition; provided further, in each case, that upon the occurrence and during the continuance of a Cash Collection Triggering Event (or, following entry of the Final Order, at any time that the Availability Amount is less than $35,000,000), the Borrower shall deliver a completed Borrowing Base Certificate calculating and certifying the Borrowing Base no later than 2:00 p.m., New York City time, on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday;
          (j) to the extent requested by the Agents at any time when they reasonably believe that the then-existing Borrowing Base Certificate is materially inaccurate or that the Borrowing Base at such time would, if calculated at such time, be materially different than the Borrowing Base reflected in such then-existing Borrowing Base Certificate, as promptly as practicable (and in any event within 10 Business Days of such request), a completed Borrowing Base Certificate that satisfies the requirements of Section 5.04(i)

showing the Borrowing Base as of the date so requested, accompanied by the reports and supporting information contemplated thereby or otherwise requested by the Agents;
          (k) within two Business Days of any request therefor, such other information concerning the amount, composition and manner of computation of the Borrowing Base as the Agents or Required Lenders may reasonably request;
          (l) promptly after the same become publicly available, copies of all periodic and other reports, final proxy statements, and upon notice of filing to the Administrative Agent and the Required Lenders and upon the request of the Required Lenders, other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be, and all press releases;
          (m) promptly after the receipt thereof by Holdings, the Borrower or any of their respective Subsidiaries, a copy of any “management letter” (in final form) received by any such Person from its certified public accountants and the management’s response thereto;
          (n) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
          (o) promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and
          (p) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as either Agent or any Lender (through an Agent) may reasonably request.
          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice promptly after obtaining knowledge of any of the following:
          (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
          (d) the discovery or occurrence of any, or any material change to any previously discovered, unpermitted Release of any Hazardous Material, or the receipt by the Borrower or any of its Affiliates of any written notice alleging any Environmental Liability of the Borrower or any of its Affiliates that could reasonably be expected to have a Material Adverse Effect;
          (e) written notice of any property currently or formerly owned, leased, or operated by the Borrower or any of its Affiliates being listed on, or proposed for listing on, the National Priorities List and the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other Governmental Authority; and
          (f) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings or the Borrower describing the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; provided that with respect to any Environmental Liability identified in any notice delivered under this Section, upon the reasonable request of the Administrative Agent, the Borrower shall provide the Administrative Agent a written report containing an update as to the status of such Environmental Liability.
          SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change in any Loan Party’s legal name, corporate structure, jurisdiction of organization or Federal Taxpayer Identification Number.
          SECTION 5.07. Maintaining Records; Access to Properties; Inspections and Audit Rights. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof, the independent accountants therefor and any other party in interest to the Bankruptcy Cases; provided that (i) any such actions by a Lender shall be coordinated through the Agents and (ii) an Agent shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.
          (b) Permit any representatives designated by the Agents (including any consultants, accountants, lawyers and appraisers retained by the Agents) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times and as often as reasonably requested, including (i) an audit of the Accounts and Inventory of the Loan Parties and review of the accounting systems, accounts payable, policies and procedures and (ii) an appraisal of the Net Orderly Liquidation Value of the Inventory of the Loan Parties; provided that so long as no Event of Default shall have occurred and be continuing, such audit and appraisal shall be limited to once during any fiscal quarter. Any report prepared by an Agent (or reports prepared by any outside consultants and furnished to an Agent) with respect to any such evaluation or appraisal will be promptly furnished by such Agent to the Lenders. The Borrower shall pay the reasonable fees and expenses of any representatives retained by any Agent to conduct any such evaluation or appraisal. The Borrower also agrees to modify or adjust the computation of the Borrowing Base (which may include maintaining additional Reserves or modifying the eligibility criteria for the components of the Borrowing Base) to the extent required by the Agents or the Required Lenders as a result of any such evaluation, audit or appraisal or otherwise, subject to the same advance notice requirements applicable to Reserves (as provided in the definition of “Reserves”).
          SECTION 5.08. Changes Affecting Borrowing Base. In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrower will maintain such additional Reserves (for purposes of computing the Borrowing Base) in respect of the components of such Borrowing Base and make such other adjustments to its parameters for including the components of the Borrowing Base as the Agents or the Required Lenders in their discretion shall require based upon such modifications, subject to the same advance notice requirements applicable to Reserves (as provided in the definition of “Reserves”).
          SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.
          SECTION 5.10. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.
          SECTION 5.11. Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain, renew and and comply with all material Environmental Permits necessary for its operations and properties; conduct any remedial action required by and in accordance with Environmental Laws and Environmental Permits; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any material remedial action required by Environmental Laws and Environmental Permits to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws.
          SECTION 5.12. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.11 shall have occurred and be continuing for more than 20 days after Holdings, the Borrower or any Subsidiary becoming aware of such Default and without Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, or at any time as to any environmental condition that could reasonably be expected to have a Material Adverse Effect, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding, as the case may be, the matters which are the subject of such Default or the relevant environmental condition prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials in connection with such Default and the estimated cost of any compliance or remedial action in connection with such Default.
          SECTION 5.13. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and documents or other instruments with the United States Patent & Trademark Office and the United States Copyright Office as applicable) that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request (taking into account the Orders), in order to effectuate the transactions contemplated by the Loan Documents, in order to cause the Collateral and Guarantee Requirement to be satisfied and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents or any Order. Holdings and the Borrower will cause any subsequently acquired or organized Designated Subsidiary to satisfy the Collateral and Guarantee Requirement. In addition, from time to time, Holdings and the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of the Loan Parties as the Administrative Agent, the Collateral Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Loan Parties (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Agents, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent or the Required Lenders shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Agents of the creation, development, or acquisition by it or any of the other Loan Parties of any assets or property (including any interest in any real property or personal property but excluding other property acquired in the ordinary course of business); provided, however, that the Borrower shall not be required to give such notice with respect to, in the aggregate from the Closing Date through the Maturity Date, up to $250,000 of assets and/or property so created, developed or acquired.
          SECTION 5.14. Compliance with Leases. Except where the failure to comply individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with all terms of each lease and warehousing agreement entered into after the Petition Date (or which are assumed) under which Holdings, the Borrower or any Subsidiary leases any property, as lessee, or that relates to a warehouse or other property at which Accounts or Inventory that are included in the calculation of the Borrowing Base are located.
          SECTION 5.15. Casualty and Condemnation. (a) Holdings or the Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, where the fair market value of the Collateral so affected in connection with any such casualty event or condemnation is at least $1,000,000.
          (b) If any event described in paragraph (a) of this Section results in Net Cash Proceeds(whether in the form of insurance proceeds, condemnation award or otherwise), the Collateral Agent is authorized to collect such Net Cash Proceeds and, if received by Holdings or any Subsidiary, such Net Cash Proceeds shall be paid over to the Collateral Agent; provided that (i) if the aggregate Net Cash Proceeds in respect of such event (other than proceeds of business interruption insurance) are less than $2,500,000, such Net Cash Proceeds shall be paid over to the Borrower or other Subsidiary entitled thereto unless a Default has occurred and is continuing and (ii) all proceeds of business interruption insurance shall be paid over to the Borrower or other applicable Subsidiary entitled thereto unless a Default or Liquidity Event has occurred and is continuing. All such Net Cash Proceeds retained by or paid over to the Collateral Agent shall be held by the Collateral Agent and released from time to time to pay the costs of repairing, restoring or replacing the affected property or funding expenditures for assets in any business permitted under Section 6.08(b), in each case in accordance with the terms of the applicable Security Document, subject to the provisions of the applicable Security Document regarding application of such Net Cash Proceeds during a Default.
          SECTION 5.16. Bankruptcy Cases. The Borrower shall use its best efforts to obtain entry of the Orders and deliver or cause to be delivered to the Administrative Agent’s counsel all pleadings, motions and other documents filed on behalf of all of the Loan Parties with the Bankruptcy Court or distributed by or on behalf of Holdings or the Borrower to any statutory committee appointed in the Bankruptcy Cases or other parties in interest.
          SECTION 5.17. Sale of the Borrower. Within six months of the Closing Date, Holdings shall have commenced a process reasonably satisfactory to the Agents and otherwise customary in Chapter 11 cases involving comparable companies, to sell all or substantially all of the assets of Holdings and its Subsidiaries under Section 363 of the Bankruptcy Code.
          SECTION 5.18. Crisis Management Firm and Chief Restructuring Officer. Within 30 days after the Closing Date (which 30-day period may be extended by the Agents, in their discretion, for up to 15 additional days), Holdings shall retain (subject to the approval of the Bankruptcy Court, if necessary) a crisis management firm and a chief restructuring officer reasonably satisfactory to the Agents (a “Chief Restructuring Officer”) on terms and conditions reasonably satisfactory to the Agents. Any crisis management firm and Chief Restructuring Officer retained by Holdings shall report to the Board of Directors of Holdings, and neither of them shall be terminated unless such termination shall have been approved by two independent members of the Board of Directors of Holdings. Upon the termination of any crisis management firm or Chief Restructuring Officer, the Board of Directors of Holdings shall promptly appoint a successor crisis management firm or Chief Restructuring Officer reasonably satisfactory to the Agents.
          SECTION 5.19. Insurance. Within 10 days after the Closing Date, Holdings and the Borrower shall deliver to the Agents a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Agents.

ARTICLE VI
Negative Covenants
          Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized or back stopped with other letters of credit in accordance with the requirements of Section 2.22(j)) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:
          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness of Holdings and its Subsidiaries existing on the date hereof and set forth on Schedule 6.01 (it being understood that the principal amount of such Indebtedness may increase or decrease as a result of a change to the applicable currency rate then in effect);
          (b) Indebtedness created hereunder and under the other Loan Documents;
          (c) intercompany Indebtedness of (i) the Borrower or any Subsidiary Guarantor owed to (A) the Borrower or any Subsidiary Guarantor or (B) any Foreign Subsidiary and (ii) any Foreign Subsidiary owed to (A) the Borrower or any Subsidiary Guarantor to the extent permitted by Section 6.04(b) or (B) any other Foreign Subsidiary, and unsecured Guarantees made in the ordinary course of business by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or any Subsidiary Guarantor otherwise permitted by this Section 6.01;
          (d) Guarantees made by (i) any Loan Party of any Indebtedness of the Borrower or any Subsidiary Guarantor permitted pursuant to this Section 6.01, provided that no such Guarantee shall be made after the Petition Date in respect of Indebtedness outstanding before the Petition Date and (ii) any Foreign Subsidiary of any Indebtedness of any other Foreign Subsidiary permitted by this Section 6.01;
          (e) Indebtedness incurred in the ordinary course of business in respect of any netting services, overdraft protection and similar matters relating to deposit accounts;
          (f) purchase money Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that any such Indebtedness (i) shall be incurred not later than 90 days after the acquisition of the asset financed thereby, (ii) shall be secured only by the asset financed with the incurrence of such Indebtedness, and (iii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

          (g) the financing of insurance premiums in customary amounts consistent with the past practices;
          (h) in the case of the Borrower and the Subsidiary Guarantors, Capital Lease Obligations in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;
          (i) Indebtedness of Foreign Subsidiaries incurred for working capital purposes and Capital Expenditures in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; and
          (j) Indebtedness of the Subsidiaries of the Borrower organized in Germany with respect to the German Old Age Part Time Workers Act (Altersteilzeitgesetz) in an aggregate principal amount not exceeding the dollar equivalent of €3,000,000.
          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (subject (except with respect to (b) below) at all times subject to the priority set forth in Section 2.25 of this Agreement):
          (a) Liens existing on the date hereof as set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof;
          (b) Liens securing the Pre-petition Indebtedness (including those granted as adequate protection pursuant to the Orders);
          (c) any Lien created under the Loan Documents or the Orders;
          (d) Permitted Encumbrances;
          (e) Liens in respect of Capital Lease Obligations permitted by Section 6.01(h);
          (f) Liens on assets of any Foreign Subsidiary securing obligations of such Foreign Subsidiary;
          (g) Liens securing Indebtedness permitted by Section 6.01(f) that satisfy the requirements set forth therein;
          (h) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto as provided in Section 6.01(g);
          (i) Liens on the assets of the Subsidiaries of the Borrower organized in Germany securing Indebtedness permitted by Section 6.01(j); and

          (j) Liens consisting of customary rights of set-off of or banker’s liens on amounts on deposit at banks or other financial institutions where the Borrower or any Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business.
          SECTION 6.03. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback”).
          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:
          (a) Permitted Investments;
          (b) (i) loans or advances (A) made (x) by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor and (y) by any Subsidiary to the Borrower or any Subsidiary Guarantor, (B) made by any Foreign Subsidiary to any other Foreign Subsidiary and (C) made by the Borrower or any Subsidiary Guarantor to any Foreign Subsidiary; provided that (x) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties if and as required by the Collateral and Guarantee Requirement and (y) the aggregate principal amount of loans and advances pursuant to clause (C) above shall not exceed $5,000,000 at any time outstanding and (ii) equity investments made by any Loan Party in any other Loan Party that is a Subsidiary of the Loan Party making such investment;
          (c) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (d) investments existing on the Closing Date and set forth on Schedule 6.04;
          (e) investments made after the Closing Date in the Borrower and in any wholly owned Subsidiary Guarantor;
          (f) investments consisting of non-cash proceeds of Asset Sales made in accordance with Section 6.05(b);
          (g) extensions of trade credit in the ordinary course of business;

          (h) investments deemed to occur solely by reason of adjustments to the capital account of any Person in which an investment as held (without any additional investment being made in such Person);
          (i) deposits, prepayments and other credits to suppliers, in each case made in the ordinary course of business consistent with past practices of Holdings and its subsidiaries;
          (j) Swap Agreements permitted by Section 6.10;
          (k) investments consisting of endorsements for collection or deposit in the ordinary course of business; and
          (l) investments in deposit accounts opened and maintained in the ordinary course of business.
          SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease, license, abandon, cancel, permit to lapse, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any wholly owned Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, and (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Borrower or a wholly owned Subsidiary receives any consideration; provided that if any such merger described in this clause (y) shall involve a Subsidiary Guarantor, the surviving entity of such merger shall be a Subsidiary Guarantor.
          (b) Engage in any Asset Sale permitted by paragraph (a) above, except:
     (i) any Asset Sale to any third party of inventory, damaged or obsolete assets, scrap or Permitted Investments, in each case in the ordinary course of business;
     (ii) dispositions resulting from a casualty or condemnation;
     (iii) any Asset Sale (A) by the Borrower or a Subsidiary Guarantor to the Borrower or a Subsidiary Guarantor, (B) by a Foreign Subsidiary to a Foreign Subsidiary or (C) in the ordinary course of business (and in compliance with Section 6.07), between or among the Borrower or any Subsidiary Guarantor, on the one hand, and any Foreign Subsidiary, on the other hand;

     (iv) any license of intellectual property in the ordinary course of business or abandonment or disposition in the ordinary course of business of intellectual property no longer material to the conduct of the business of the Borrower and its Subsidiaries;
     (v) the discount, write-off or sale of overdue accounts receivables, in each case in the ordinary course of business;
     (vi) the sale or exchange in the ordinary course of business of raw material not included in the Borrowing Base, so long as the purpose of each such sale or exchange is to acquire (and results within 100 days of such sale or exchange in the acquisition of) such replacement raw materials, in the reasonable business judgment of the Borrower, the functional equivalent of the raw materials so sold or exchanged;
     (vii) any other Asset Sale (or series of related Asset Sales) to third parties having a fair value not in excess of $250,000; provided that the fair value of all assets subject to such Asset Sales during the term of this Agreement shall not exceed $1,000,000;
     (viii) any sale of assets included in the Borrowing Base after the Borrowing Base Condition has been satisfied; provided that (A) all the consideration for such Asset Sale is paid in cash, (B) such consideration is not less than the fair market value of the assets that are the subject of such Asset Sale, (c) the fair market value of the assets that are the subject of Asset Sales pursuant to this clause (viii) shall not exceed $5,000,000 and (D) at the time such asset sale is made, the Borrower shall deliver an updated Borrowing Base Certificate calculating the Borrowing Base after giving effect to such Asset Sale and shall make any payment required to be made hereunder as a result thereof;
     (ix) any other Asset Sale to any third party; provided that (A) all the consideration for such Asset Sale is paid in cash, (B) such consideration is not less than the fair market value of the assets that are the subject of such Asset Sale, and (C) the fair market value of all assets that are the subject of Asset Sales pursuant to this clause (ix) shall not exceed $10,000,000 during any fiscal year of the Borrower;
     (x) factoring of accounts receivable by a Subsidiary or Subsidiaries of the Borrower organized in Germany on a non-recourse basis; and
     (xi) the sale of any real property identified on Schedule 6.05; provided that (A) all the consideration for such Asset Sale is paid in cash and (B) such consideration is not less than the fair market value of the real property that is the subject of such Asset Sale.
          SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any wholly- owned Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) the Borrower may make Restricted Payments or make loans and advances to Holdings (x) to pay reasonable out-of-pocket expenses, legal and accounting fees and expenses and other general corporate and overhead expenses incurred by Holdings in the ordinary course of business; (y) in an amount necessary to pay franchise taxes and other tax obligations or fees required in each case to maintain its corporate existence and to pay Taxes directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries determined as if the Borrower and the Subsidiaries filed a separate consolidated federal income tax return as if they were corporations; and (z) to pay directors’ fees, expenses and indemnities owing to directors of Holdings; provided further, however, that all Restricted Payments, loans and advances made to Holdings pursuant to this clause (ii) are used by Holdings for the purposes specified herein within 20 days of the receipt thereof; (iii) Loan Parties may provide reasonable compensation, customary employee benefit arrangements and indemnities for their respective directors consistent with past practices and as approved by the Bankruptcy Court or otherwise approved in writing by the Required Lenders; (iv) the Borrower or any Subsidiary Guarantor may purchase the Equity Interests of any Subsidiary Guarantor from the Borrower or any other Subsidiary Guarantor; and (v) any Foreign Subsidiary may purchase Equity Interests of any other Foreign Subsidiary from the Borrower or any Subsidiary pursuant to a transaction otherwise permitted hereunder and provided that no consideration is paid by any Loan Party.
          (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or any refinancing thereof, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any “Loan Document” as defined in the Pre-petition Credit Agreement as in effect on the date hereof, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations, in each case permitted by this Agreement, if such restrictions or conditions apply only to the property or assets securing such Indebtedness or subject to such lease and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.07. Transactions with Affiliates. Except for transactions solely by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that:
          (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
          (b) Restricted Payments may be made to the extent provided in Section 6.06;
          (c) loans and advances may be made between and among the Borrower, Holdings and the Subsidiaries to the extent permitted by Sections 6.01 and 6.04; and
          (d) transactions described in Schedule 6.07.
          SECTION 6.08. Business of Holdings, Borrower and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than (i) its ownership of and obligations with respect to the Equity Interests of the Borrower and liabilities incidental thereto, including the activities permitted by Section 6.06, (ii) its liabilities hereunder and pursuant to the Guarantee and Collateral Agreement and the Orders and its liabilities under the Pre-petition Credit Agreement and pursuant to the “Guarantee and Collateral Agreement,” as defined in the Pre-petition Credit Agreement, (iii) nonconsensual obligations imposed by operation of law, (iv) other liabilities incidental to its existence; (v) those activities customarily carried out or required of a publicly-owned holding company and (vi) other de minimis activities.
          (b) With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.
          SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreements or other organizational documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.
          (b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness (other than Indebtedness owed to the Borrower or a Subsidiary) outstanding on the Petition Date, except as provided in the Orders, or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.

          SECTION 6.10. Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any Subsidiary has actual exposure in the ordinary course of business.
          SECTION 6.11. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by (i) the Borrower and the Guarantors to exceed (a) $22,000,000 for the period from the Closing Date through the end of the fiscal year ending December 31, 2009, or (b) $1,700,000 for the period from January 1, 2010, until the Maturity Date and (ii) Foreign Subsidiaries to exceed (a) $24,000,000 for the period from the Closing Date through the end of the fiscal year ending December 31, 2009, or (b) $2,500,000 for the period from January 1, 2010, until the Maturity Date. The amount of permitted Capital Expenditures allowed by clauses (i)(b) and (ii)(b) of the preceding sentence shall be increased by the amount of unused permitted Capital Expenditures allowed for the period referred to in clauses (i)(a) and (ii)(a) of the preceding sentence, respectively.
          SECTION 6.12. Cumulative Minimum Consolidated EBITDAR. Permit cumulative Consolidated EBITDAR of Holdings for any period set forth below to be less than the amount set forth below opposite such period:

Period	Consolidated EBITDAR

Two months ending February 28, 2009	$9,200,000
Three months ending March 31, 2009	$15,500,000
Four months ending April 30, 2009	$19,900,000
Five months ending May 31, 2009	$27,800,000
Six months ending June 30, 2009	$35,800,000
Seven months ending July 31, 2009	$44,600,000
Eight months ending August 31, 2009	$54,400,000
Nine months ending September 30, 2009	$64,500,000
10 months ending October 31, 2009	$74,000,000
11 months ending November 30, 2009	$83,600,000
12 months ending December 31, 2009	$95,100,000
12 months ending January 31, 2010	$98,900,000

          SECTION 6.13. Minimum Liquidity. Permit the sum of the Availability Amount plus the cash balances and Permitted Investments of the Loan Parties, in each case in accounts that are subject to the Liens granted to the Collateral Agent (and that are not subject to any Lien, other than Liens securing the Obligations and other Liens junior to those securing the Obligations, and are not subject to any other restriction that would prevent application thereof to pay the Obligations or other liabilities permitted by the Bankruptcy Court to be paid by any Loan Party and are not segregated for application to the Carve-Out) to be less than $5,000,000.
          SECTION 6.14. Fiscal Year. With respect to each of Holdings and the Borrower, change its fiscal year-end to a date other than December 31 of each year.
          SECTION 6.15. Chapter 11 Claims. Incur, create, assume or permit to exist any administrative expense, unsecured claim, or other Superpriority claim or Lien that is pari passu with or senior to the Superpriority Claims of the Lenders and the Agents against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out.
          SECTION 6.16. The Orders. Make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to either Order, the Cash Management Order or any “first day order” without the prior written consent of the Agents, except for any change, amendment or modification that would not adversely affect the Agents or the Lenders.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in

(b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
          (d) default shall be made in the payment when due of amounts in respect of the Existing Letters of Credit and such default shall continue unremedied for a period of three Business Days;
          (e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in (i) Section 5.04(a) and such failure shall continue unremedied for 15 days, (ii) Section 5.04(b) or (c) and such failure shall continue unremedied for 10 days, (iii) Section 5.04(d), (e), (f), (g) or (i) or the Fee Letters and such failure shall continue unremedied for two Business Days or (iv) Section 5.01(a) (with respect to Holdings or the Borrower only), 5.05, 5.08, 5.09 or in Article VI;
          (f) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of 25 days after notice thereof from either Agent or any Lender to the Borrower;
          (g) (i) Holdings, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness arising after the Petition Date (other than the Obligations), in the case of any Loan Party, or any Indebtedness, in the case of any other Subsidiary, in each case when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 of post-Petition Date liability shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof (to the extent not covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage thereof) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;
          (i) one or more judgments (other than for the payment of money) in respect of a post-Petition Date event shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof which causes or could reasonably be expected to cause a Material Adverse Effect;

          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;
          (k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
          (l) (i) the Loan Documents and the Orders shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided herein and in the Orders pursuant to Section 364 of the Bankruptcy Code against any Loan Party, or any Loan Party shall so allege in any pleading filed in any court, or any provision of any Loan Document shall, for any reason, cease to be valid and binding on each Loan Party thereto or any Loan Party shall so state in writing or (ii) any Loan Party shall file a complaint or initiate any other action against any of the Lenders or the Pre-petition Lenders or the Pre-petition Agent or any entity shall obtain a judgment that affects such Lenders’ or Pre-petition Lenders’ claims or the Collateral, except to the extent expressly allowed in the Interim Order or the Final Order;
          (m) any of the Bankruptcy Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Bankruptcy Cases), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief; or an application shall be filed by any Loan Party for the approval of, or there shall arise, (i) any other claim having priority senior to or pari passu with the Superpriority Claims of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or Section 507(b) of the Bankruptcy Code (in each case, other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein, or the Bankruptcy Court shall enter an order terminating the use of the Pre-petition Lenders’ cash collateral;
          (n) the Bankruptcy Court shall enter an order appointing (i) a Chapter 11 trustee in any of the Bankruptcy Cases or (ii) a responsible officer or an examiner with enlarged powers (A) to operate or manage the financial affairs of any Loan Party or (B) beyond the duty to investigate and report, as set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code, in any of the Bankruptcy Cases;
          (o) (i) the Interim Order shall (A) not have been entered by the Bankruptcy Court within two Business Days of the Petition Date (subject to extension for a period not exceeding two additional Business Days, at the discretion of the Agents) or (B) once issued, cease to be in full force and effect and the Final Order shall not have been entered prior to such cessation, (ii) the Final Order shall not have been entered by the

Bankruptcy Court on or before the thirtieth (30th) day following the Petition Date (subject to extension for a period not exceeding 15 additional days, at the discretion of the Agents), (iii) from and after the date of entry thereof, the Final Order shall cease to be in full force and effect, (iv) any Loan Party shall fail to comply with the terms of the Interim Order or the Final Order in any respect or (v) the Interim Order or the Final Order shall be amended, supplemented, stayed for a period in excess of five days, reversed, vacated or otherwise modified (or any of the Loan Parties shall apply for authority to do so) in a manner that is adverse to the Lenders as reasonably determined by the Administrative Agent;
          (p) any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any pre-petition claim other than a Permitted Pre-petition Payment, (ii) approving a “first day order” not approved by the Agents, (iii) granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $2,500,000 in the aggregate or (iv) except to the extent the same would not constitute a Default under any of the previous clauses, approving any settlement or other stipulation with any creditor of any Loan Party, other than the Agents and the Lenders, or otherwise providing for with respect to such pre-petition claim that payments as adequate protection or otherwise to such creditor with respect to such pre-petition claim that individually or in the aggregate is in excess of $1,000,000 for any and all such creditors;
          (q) the Borrower or any Guarantor shall file a Chapter 11 Plan that does not provide for the payment in full in cash of the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document on the Chapter 11 Plan effective date and for the actions required to be taken pursuant to Section 2.22(j) in respect of the Letters of Credit and the Existing Letters of Credit to be taken; or
          (r) the period of exclusivity in the Bankruptcy Cases terminates or exclusivity is otherwise lifted in the Bankruptcy Cases without a Chapter 11 Plan having been filed that provides for the payment in full in cash of the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document on the Chapter 11 Plan effective date and for the actions required to be taken pursuant to Section 2.22(j) in respect of the Letters of Credit and the Existing Letters of Credit to be taken;
then, during the continuance of any Event of Default, without further order of, application to, or action by, the Bankruptcy Court, the Administrative Agent (a) may, and shall at the request of the Required Lenders, by notice to the Borrower (with a copy to counsel for any statutory committee appointed in the Bankruptcy Cases and to the United States for the Southern District of New York) declare that all or any portion of the Commitments be terminated, whereupon any and all obligations of each Lender to make any Loan and of any Issuing Bank to issue any Letter of Credit shall immediately terminate and (b) may, and shall at the request of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement in respect thereof to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, subject solely to any requirement of the giving of notice by the terms of the Interim Order or the Final Order, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and the Agents and the Lenders, upon three Business Days’ written notice to the Borrower, shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including all rights and remedies with respect to the Collateral and the Guarantors.
ARTICLE VIII
The Agents
          Each of the Lenders hereby irrevocably appoints each Agent as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
          Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
          Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.
          Subject to the appointment and acceptance of a successor Agent as provided below, either Agent (i) may resign at any time by notifying the Lenders and the Borrower and (ii) may be removed by the Borrower by written notice to such Agent and the Lenders in the event that such Agent becomes the subject of an Insolvency Proceeding. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation and (except during the continuance of an Event of Default) with the prior approval of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or within 60 days after the Borrower gives notice of removal as the case may be, then, in the case of a retiring agent, the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and (except during the continuance of an Event of Default) shall be acceptable to the Borrower, and, in the case of a removed Agent, the Borrower may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, which appointment shall be subject to approval by the Required Lenders. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
          (a) if to the Borrower or Holdings, to it at One Leadership Square, Suite 300, Oklahoma City, OK 73102, Attention of Mary Mikkelson (Fax No. (405) 775-5152) and Michael J. Foster (Fax No. (405) 302-4706); with a copy to Kirkland & Ellis, LLP, 153 East 53rd Street, New York, NY 10022, Attention of Leonard Klingbaum, Esq. (Fax No. (212) 446-6460);

          (b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 322-2291, E-mail: Agency.loanops@credit-suisse.com);
          (c) if to the Collateral Agent, to JPMorgan Chase Bank, N.A. at 270 Park Avenue, Floor 44, New York, NY 10017, Attention of Robert Kaulius, with copies to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 8, New York, NY 10172, Attention of Goh Siew Tan (Fax No. (212) 622-4556) and 1111 Fannin, Floor 10, Houston, TX 77002, Attention of Beth Rarich (Fax No. (713) 427-6408);
          (d) if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at 277 Park Avenue, Floor 8, New York, NY 10172, Attention of Douglas Jenks with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 8, New York, NY 10172, Attention of Goh Siew Tan (Fax No. (212) 622-4556); and
          (e) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
          All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
          (f) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, any other Loan Document or the Fee Letters shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement, any other Loan Document or the Fee Letters is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement, any other Loan Document or the Fee Letters or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.
          SECTION 9.03. Binding Effect. This Agreement shall become effective in accordance with the terms set forth herein.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of (A) the Borrower, unless such assignment is being made to a Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing and (B) the Administrative Agent and each Issuing Bank; provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and the Collateral Agent, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and each Issuing Bank and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and its Subsidiaries furnished to such Lender by or on behalf of Holdings or the Borrower; provided that, prior to any such disclosure of information designated by Holdings or the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.
          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
          (j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, to pay all documented and reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Issuing Bank in connection with the syndication of the Credit Facilities and the consummation of the Transactions contemplated hereby (including the Bankruptcy Cases) and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, the other Loan Documents and the Fee Letters or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Kroll Zolfo Cooper LLC, FTI Consulting, Inc. and Cravath, Swaine &

Moore LLP; provided that the reimbursement obligations of the Borrower pursuant to this Section 9.05(a) in respect of counsel to the Administrative Agent, the Collateral Agent or any Lender shall be limited to one firm of attorneys per relevant jurisdiction, except as the engagement of local counsel, special counsel or additional counsel due to conflicts of interest may be necessary.
          (b) The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or the Fee Letters or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities and the Bankruptcy Cases), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings or any of the Subsidiaries or their respective predecessors, or any Environmental Liability related in any way to Holdings or the Subsidiaries or any of their respective predecessors; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Exposure and unused Commitments at the time.
          (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions contemplated hereby (including the Bankruptcy Cases), any Loan or Letter of Credit or the Existing Letters of Credit or use of the proceeds thereof.
          (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement, any other Loan Document, or the Fee Letters or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender or Agent, irrespective of whether or not such Lender or Agent shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender and Agent under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or Agent may have. Each Lender and Agent agrees to notify the Borrower prior to any such set-off.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendments. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document or the Fee Letters shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents and the Fee Letters are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document and the Fee Letters or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section, the definition of the term “Pro Rata Percentage” or “Required Lenders” or “Supermajority Lenders” or release any Guarantor (other than in connection with the sale of a Guarantor that is a Subsidiary in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the provisions hereof relating to the calculation of the amount of the Borrowing Base (or the components thereof) in a manner that would result in a Borrowing Base more than the amount that would apply if no such modification had been made since the Closing Date (except as a result of increases or decreases in Reserves or discretionary actions by either Agent contemplated by this Agreement) without the prior written consent of the Supermajority Lenders, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, or (vi) modify the provisions of Section 2.23 without the prior written consent of the Administrative Agent and each Issuing Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank.
          SECTION 9.09. Entire Agreement. This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents and the Fee Letters. Nothing in this Agreement, the other Loan Documents or the Fee Letters, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement, the other Loan Documents or the Fee Letters.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE FEE LETTERS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE FEE LETTERS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
          SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.14. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and any New York

State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.
          (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court (including the Bankruptcy Court). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.15. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including, in each case, in respect of the Bankruptcy Cases), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this

Section 9.15. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to Holdings, its Subsidiaries or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
          SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRONOX INCORPORATED,
by	/s/ Michael J. Foster
	Name:	Michael J. Foster
	Title:	Vice President, General Counsel and Secretary

by	/s/ MARY MIKKELSON
	Name:	Mary Mikkelson
	Title:	Senior Vice President and Chief Financial Officer

TRONOX WORLDWIDE LLC,
by	/s/ MARY MIKKELSON
	Name:	Mary Mikkelson
	Title:	Senior Vice President and Chief Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent,
by	/s/ ROBERT HETU
	Name:	Robert Hetu
	Title:	Managing Director

by	/s/ CHRISTOPHER REO DAY
	Name:	Christopher Reo Day
	Title:	Associate

JPMORGAN CHASE BANK, N.A., individually and as Collateral Agent and Issuing Bank,
by	/s/ DOUGLAS JENKS
	Name:	Douglas Jenks
	Title:	Managing Director

2

THE BANK OF NOVA SCOTIA, as lender,
by	/s/ RON DOOLEY
	Name:	Ron Dooley
	Title:	Director

COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES, as a lender,
by	/s/ MARY HAROLD
	Name:	Mary Harold

by	/s/ MICHAEL FRUCHTER
	Name:	Michael Fruchter

KENSICO PARTNERS L.P., as lender,
by	/s/ THOMAS COLEMAN
	Name:	Thomas Coleman
	Title:	General Partner

KENSICO ASSOCIATES L.P., as lender,
by	/s/ THOMAS COLEMAN
	Name:	Thomas Coleman
	Title:	General Partner

THE ROYAL BANK OF SCOTLAND PLC, as lender
by	/s/ MICHAEL FABIANO
	Name:	Michael Fabiano
	Title:	Senior Vice President

FARALLON CAPITAL PARTNERS L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS L.P. and FARALLON CAPITAL INSTITUTIONAL PARTNERS II L.P., as lenders
by	/s/ MONICA R. LANDRY
	Name:	Monica R. Landry
	Title:	Managing Member

3

SOCIETE GENERALE, as lender
by	/s/ DAVID BONNINGTON
	Name:	David Bonnington
	Title:	Managing Director